 Chefs’ Warehouse 8-K

Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

among

THE CHEFS’ WAREHOUSE, INC.,

DEL MONTE CAPITOL MEAT COMPANY, LLC,

T.J. FOODSERVICE CO., INC.,

TJ SEAFOOD, LLC,

THE SHAREHOLDERS SET FORTH HEREIN

and

THE SELLERS’ REPRESENTATIVE

January 11, 2015

TABLE OF CONTENTS

ARTICLE I. Asset purchase; Closing	1
1.1 Purchase and Sale of Assets	1
1.2 Acquired Assets	2
1.3 Excluded Assets	3
1.4 Liabilities	5
1.5 Purchase Price	7
1.6 Escrow Agreement	12
1.7 Closing	13
1.8 Purchase Price Allocation	16
ARTICLE II. Representations and Warranties of the Sellers	17
2.1 Organization; Ownership of Equity; Capitalization; and Power	17
2.2 Authorization	18
2.3 Non-Contravention	18
2.4 Financial Statements	18
2.5 Books and Records	19
2.6 Inventory	19
2.7 Assets	20
2.8 Real Property; Leased Real Property.	20
2.9 Contracts	22
2.10 Absence of Certain Changes	22
2.11 Litigation	24
2.12 Brokerage	24
2.13 Employees	25
2.14 Directors and Officers; Compensation	26
2.15 Intellectual Property	26
2.16 Employee Benefit Plans	27
2.17 Insurance	30
2.18 Customers and Suppliers	31
2.19 Relationships with Company Related Persons	31
2.20 Legal Compliance; Governmental Licenses	31
2.21 Taxes	32
2.22 Environmental Matters	35
2.23 Orders, Commitments and Returns	36
2.24 Accounts Receivable; Trade Accounts Payable	36
2.25 Insolvency	37
2.26 No Undisclosed Liabilities	37
2.27 Securities Laws Matters.	37
2.28 Full Disclosure	38
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ARTICLE III. Representations and Warranties of THE Buyer AND PARENT	38
3.1 Organization, Power and Authority	38
3.2 Authorization; No Breach	38
3.3 Litigation	39
3.4 Brokerage	39
ARTICLE IV. COVENANTS	39
4.1 Reasonable Best Efforts	39
4.2 Conduct of the Business Prior to the Closing	39
4.3 Access to Information	40
4.4 No Solicitation of Other Bids	40
4.5 Notification	41
4.6 Employee Matters and Employee Benefits	41
4.7 Non-Competition	42
4.8 Further Assurances	45
4.9 Confidentiality	45
4.10 Transfer Taxes, Etc	46
4.11 Cooperation on Tax Matters	47
4.12 Misdirected Payments	47
4.13 Consents	47
4.14 Payment of Excluded Liabilities and Pre-Closing Liabilities	47
4.15 Bulk Sales	48
4.16 Books and Records	48
4.17 HSR Act	48
4.18 Change of Name	49
4.19 Pre-Closing Financial Statements	49
4.20 Anti-Manipulation	49
ARTICLE V. CONDITIONS TO CLOSING	50
5.1 Conditions to Obligations of the Buyer	50
5.2 Conditions to Obligations of the Sellers	52
ARTICLE VI. TERMINATION	53
6.1 Termination	53
6.2 Effect of Termination	54
ARTICLE VII. Definitions	55
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ARTICLE VIII. MISCELLANEOUS	67
8.1 Fees and Expenses	67
8.2 Press Release and Announcements	67
8.3 Remedies	67
8.4 Consent to Amendments; Waivers	68
8.5 Successors and Assigns	68
8.6 Severability	68
8.7 Counterparts	68
8.8 Descriptive Headings; Interpretation	68
8.9 Entire Agreement	68
8.10 No Third-Party Beneficiaries	68
8.11 Schedules and Exhibits	69
8.12 Governing Law	69
8.13 Venue	69
8.14 Notices	69
8.15 No Strict Construction	70
8.16 Sellers’ Representative	71
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Exhibits

A	Form of Primary Earn-Out Agreement
B	Form of Additional Earn-Out Agreement
C	Form of Escrow Agreement
D	Form of Bill of Sale and Assignment and Assumption Agreement
E	Forms of Offer Letter
F	Form of Subordination Agreement
G	Form of Indemnification Agreement
H	Form of Release
I	Form of Assignment and Assumption of Lease
J	Form of Estoppel Letter
K	Form of Subordinated Convertible Seller Note
L	Form of Lease Agreement
M	Form of Employment Agreement

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asset PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 11, 2015, is by and among The Chefs’ Warehouse, Inc., a Delaware corporation (“Parent”), Del Monte Capitol Meat Company, LLC, a Delaware limited liability company (the “Buyer”), T.J. Foodservice Co., Inc., a California corporation (“Service”), TJ Seafood, LLC, a California limited liability company (“Seafood”), John DeBenedetti (“J. DeBenedetti”), Victoria DeBenedetti (“V. DeBenedetti”), Theresa Lincoln (“Lincoln”), and John DeBenedetti, as the Sellers’ Representative (in such capacity, the “Sellers’ Representative”). Service and Seafood are referred to collectively herein as the “Company Sellers” and each individually as a “Company Seller.” J. DeBenedetti, Lincoln and V. DeBenedetti are referred to collectively herein as the “Shareholders” and each individually as a “Shareholder”. The Company Sellers and the Shareholders are referred to collectively herein as the “Sellers” and each individually as a “Seller.” Buyer, Parent, the Sellers and the Sellers’ Representative are referred to collectively herein as the “Parties” and each individually as a “Party.” Capitalized terms used herein and not otherwise defined in the text of this Agreement have the meanings given to such terms in Article VII.

RECITALS

WHEREAS, the Shareholders collectively own 100% of the equity interests of the Company Sellers, which equity interests constitute all of the issued and outstanding equity interests of the Company Sellers;

WHEREAS, the Shareholders will benefit financially and in other respects as a result of this Agreement, and the Shareholders duly authorized and approved this Agreement;

WHEREAS, the Company Sellers own the Acquired Assets; and

WHEREAS, each Company Seller desires to sell, assign, transfer, convey and deliver the Acquired Assets and assign the Assumed Liabilities to the Buyer, and the Buyer desires to purchase the Acquired Assets and assume the Assumed Liabilities from each of the Company Sellers, for the consideration and on the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions hereinafter set forth and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.
Asset purchase; Closing

1.1              Purchase and Sale of Assets. Upon the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, the Buyer agrees to purchase from the Company Sellers, and each Company Seller agrees to sell, transfer, assign, convey and deliver to the Buyer, all of each Company Seller’s right, title and interest in, to and under the Acquired Assets, free and clear of all Liens, except to the extent of any Lien (statutory or otherwise) arising out of the Assumed Liabilities.

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1.2              Acquired Assets. As used herein, “Acquired Assets” shall mean, other than the Excluded Assets, any and all assets, properties, rights, licenses, Contracts, causes of action and businesses of every kind and description, wherever located, real, personal or mixed, tangible or intangible, to the extent owned, licensed or leased by the Company Sellers and used (or held for use) in the Business, including, but not limited to, all of the Company Sellers’ right, title and interest in, to and under the following to the extent used or held for use in the Business, as existing on the Closing Date:

(a)                the Inventory of each Company Seller (the “Acquired Inventory”);

(b)               all tangible personal property of each Company Seller, including, without limitation, the all equipment, furniture, fixtures, machinery, vehicles, office furnishings, computer hardware, instruments, leasehold improvements, which shall be based upon the tangible personal property identified as of the 2014 Fiscal Year End on Schedule 1.2(b) and spare parts with appropriate adjustments to reflect transactions in the ordinary course of business from the 2014 Fiscal Year End to the Closing Date as disclosed in the Closing Date Balance Sheet of each Company Seller (collectively, the “Personal Property”);

(c)                all Intellectual Property of each Company Seller and the Information Systems used or held for use in connection with the Business, including all goodwill associated therewith, which is identified on Schedule 1.2(c) (the “Acquired Intellectual Property”);

(d)               all rights and benefits of each Company Seller under Contracts, but specifically excluding the Excluded Contracts (collectively, the “Assumed Contracts”), and in all events subject to the reservation of rights in favor of the Company Sellers as expressly provided in Section 1.2(h), below;

(e)                all goodwill and going concern value of each Company Seller;

(f)                to the extent transferable, all Governmental Licenses, if any, held by each Company Seller and all pending applications or renewals thereof;

(g)               all existing books, records, files, papers and correspondence of each Company Seller (whether in original, photostatic, electronic or other form or medium), including all lists of customers, suppliers and vendors (past and present), potential customers, suppliers and vendors (past and present), all files and documents relating to customers, suppliers, vendors, the Acquired Assets and the Assumed Liabilities, copies of all Assumed Contracts, sales records, invoices, inventory records, personnel and employment files and records relating to the Hired Employees (to the extent permitted by Law), cost and pricing information, business plans, catalogs, quality control records and manuals, research and development files, Trademark files and litigation files, financial and accounting records and service and warranty records; provided however, the Company Sellers shall have the right to retain non-original copies of all such documents, files and items;

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(h)               all claims of each Company Seller against third parties relating to the Acquired Assets or the Assumed Liabilities, including all of each Company Seller’s rights under manufacturers’, vendors’ and contractors’ guaranties, indemnities, representations and warranties relating to the Acquired Assets, the Business or the Assumed Liabilities and all other similar rights; provided, however, the Company Sellers and the Shareholders, and each of them, reserve and retain for themselves, subject to the terms and conditions of the Indemnification Agreement but without regard to any Basket (as defined therein) (including, but not limited to, the limitations on the Company Sellers’ and the Shareholders’ rights to assume the defense of such claims contained in the Indemnification Agreement), the non-exclusive right of defense and counterclaims against such third parties, and indemnity from such third parties, in each case in favor of such Company Sellers and Shareholders to any and all such claims;

(i)                 all of each Company Seller’s accounts, accounts receivable and notes receivable, whether or not billed or accrued or recorded or unrecorded, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto (“Accounts Receivables”), which shall be based upon the Accounts Receivables identified as of the 2014 Fiscal Year End on Schedule 1.2(i) with appropriate adjustments to reflect transactions in the ordinary course of business from the 2014 Fiscal Year End to the Closing Date as disclosed in the Closing Date Balance Sheet of each Company Seller (the “Purchased Accounts Receivable”);

(j)                 all of each Company Seller’s leasehold interest in any real property leased by a Company Seller (as a lessee or sublessee), including the leased real property described on Schedule 1.2(j) and Schedule 2.8(b);

(k)               all claims, causes of action, choses in action and rights to insurance under insurance policies related to events or occurrences prior to the Closing, so long as such events or occurrences impact or relate to the Acquired Assets post-Closing; provided, however, the Company Sellers and the Shareholders, and each of them, reserve and retain for themselves, subject to the terms and conditions of the Indemnification Agreement but without regard to any Basket (as defined therein) (including, but not limited to, the limitations on the Company Sellers’ and the Shareholders’ rights to assume the defense of such claims contained in the Indemnification Agreement), the non-exclusive right of defense and indemnity in favor of Company Sellers and Shareholders under all such insurance policies;

(l)                 all rights of each Company Seller relating to deposits, security deposits and prepaid expenses, claims of refunds and rights to offset in respect thereof; and

(m)             all Tax Returns, and all notes, worksheets, files or documents relating thereto, relating to any Acquired Asset, for any Pre-Closing Tax Period, provided that the Seller Company shall be entitled to retain copies thereof.

1.3              Excluded Assets

Notwithstanding Section 1.2 of this Agreement, the Company Sellers (and to the extent applicable, the Shareholders, and its/their Affiliates (other than Del Monte) and family members), are not selling, and each shall retain as its/their sole right, title and interest, and the Buyer is not purchasing nor shall Buyer or Parent have any right, title or interest, pursuant to this Agreement, the Company Sellers’ (and to the extent applicable, the Shareholders’, and its/their Affiliates’ (other than Del Monte) and family members’) right, title and interest in, to and under the following (collectively, the “Excluded Assets”), all of which shall be retained by the Company Sellers (and to the extent applicable, the Shareholders, and its/their Affiliates (other than Del Monte) and family members):

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(a)                all cash, cash equivalents and short-term investments of each Company Seller;

(b)               all claims, causes of action (including class action and/or other litigation claims), choses in action, rights to insurance or indemnity, rights of recovery and rights of set-off of any kind against any Person to the extent arising out of or relating to any Excluded Asset or Excluded Liability;

(c)                all rights of each Company Seller under any Contract identified on Schedule 1.3(c) (the “Excluded Contracts”);

(d)               all Tax Returns, and all notes, worksheets, files or documents relating thereto not otherwise described in Section 1.2(m) provided that the Buyer shall be entitled to receive copies thereof to the extent any of the Acquired Assets are included therein;

(e)                all claims for and rights to receive Tax refunds or rebates or similar payments of Taxes to the extent such Taxes were paid by or on behalf of each Company Seller with respect to the Acquired Assets for any Pre-Closing Tax Period or for any Tax period ending on or prior to the Effective Time;

(f)                subject to the terms and conditions of the Indemnification Agreement but without regard to any Basket (as defined therein), a non-exclusive right (co-existent with Buyer’s and Parent’s) to all claims, causes of action, choses in action and rights to insurance under insurance policies related to events or occurrences prior to the Closing;

(g)               all books and records that the Company Sellers are required by applicable Laws to maintain in their possession;

(h)               the minute books, stock records and corporate seal, as applicable, of each Company Seller;

(i)                 all Governmental Licenses of each Company Seller that are not transferable to the Buyer;

(j)                 all Employee Benefit Plans of the Company Sellers and any rights, obligations or Liabilities thereunder;

(k)               those assets listed on Schedule 1.3(k);

(l)                 the rights of each Company Seller under this Agreement and each other Transaction Document;

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(m)             the Insurance Policies;

(n)               the Real Estate; and

(o)               the OWP Interests.

1.4              Liabilities.

(a)                Assumed Liabilities. Upon the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, the Buyer shall assume and agree to pay, perform and discharge, when due, only the following Liabilities of each Company Seller (the “Assumed Liabilities”): (i)all Liabilities of each Company Seller under or related to the Assumed Contracts which are incurred on or after the Effective Time (excluding any Liabilities arising as a result of any act or omission which occurred prior to the Effective Time or the breach of any representation or warranty hereunder by any Seller);

(ii)               Trade Accounts Payable that are reflected on (and solely to the extent accounted for in) the Final Closing Date Balance Sheets;

(iii)             all accrued expenses of each Company Seller related solely to the Business and incurred in the ordinary course of business that are reflected on (and solely to the extent accounted for in) the Final Closing Date Balance Sheets; and

(iv)             all liabilities of each Company Seller but not any other Person, including, but not limited to, the Sellers’ Representative or Lincoln, under or related to that certain Asset Purchase Agreement made and entered into as of July 2011, by and among Service as “Buyer”, and Sierra Meat Company, as “Seller” (the “Sierra Meat Company APA”) (excluding any Liabilities arising as a result of any act or omission which occurred prior to the Effective Date.

(b)               Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge any other Liabilities of any Company Seller. From and after the Closing, each Company Seller shall remain liable for and shall pay, perform and discharge when due all of such Company Seller’s Liabilities that are not specifically included in the Assumed Liabilities (the “Excluded Liabilities”), including, but not limited to, the following:

(i)                 all Liabilities of each Company Seller under or related to the Excluded Assets, including all Liabilities of each Company Seller under or related to the Excluded Contracts;

(ii)               all Liabilities of each Company Seller arising from the breach or default (or any act or omission by each Company Seller which, with or without notice or lapse of time or both, would constitute a breach or default) prior to the Closing of any term, covenant or provision of any Contract;

(iii)             (A) all Liabilities for Taxes with respect to the Business or Acquired Assets for all periods (or portions thereof) prior to the Effective Time, (B) any Liability of each Company Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because the Company Sellers are transferring the Acquired Assets), and (C) any Liability of any Company Seller for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

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(iv)             all Liabilities of each Company Seller now existing or which may hereafter exist by reason of any violation or alleged violation of any Card Association Rules or Laws, including but not limited to any Laws with respect to the termination of employment or period of service of any employee or independent contractor employed or retained by the Company Sellers, or any of their Affiliates, before or at the time of the Closing, or by an employee or independent contractor of any Company Seller in which the Company Seller is alleged to be responsible for the acts or omissions of any such Person, relating to the ownership, use or operation of the Acquired Assets or the Business prior to the Closing;

(v)               all Liabilities of each Company Seller arising out of or relating to any Proceeding against each Company Seller or any of their employees or agents to the extent (A) resulting from any acts or omissions which occurred prior to the Closing, (B) in respect of the operation of the Business to the extent such litigation or claim related to the operation of the Business on or prior to the Closing Date, or (C) with respect to any Excluded Assets;

(vi)             all Liabilities arising out of or related to any Employee Benefit Plan of a Company Seller or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee equity incentive or profit sharing plans, health care plans or benefits, or any other Employee Benefit Plans of a Company Seller or benefits of any kind for each Company Seller’s employees or former employees or both;

(vii)           any Liability or obligation under any employment, severance, retention or termination agreement with any employee of the Company Sellers;

(viii)         all Liabilities arising out of or relating to violations of any Environmental Laws arising from or relating to the operation of the Business of any Company Seller prior to the Closing, or the Company Sellers’ or any of their predecessor’s leasing, ownership, utilization or operation prior to the Closing of any real property, whether owned or leased;

(ix)             any Liability to any taxing authority arising out of Laws applicable to bulk sales transactions and any Liability arising out of non-compliance with such bulk sales Laws;

(x)               any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Company Sellers;

(xi)             any Liability arising out of or relating to the products of the Company Sellers to the extent sold prior to the Effective Time;

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(xii)           subject to the terms, covenants, conditions and limitations in the Indemnification Agreement, any Liabilities arising as a result of the breach of any representation or warranty hereunder by the Company Sellers or the Shareholders;

(xiii)         any Liability of any Company Seller to distribute to the Shareholders or otherwise apply all or any part of the consideration received hereunder;

(xiv)         all obligations of the Company Sellers for borrowed money, including, but not limited to, Indebtedness;

(xv)           all Liabilities of any Company Seller related to any Company Seller’s or Del Monte’s participation in or exit from a group captive insurance program;

(xvi)         all Liabilities arising out of or relating to the termination of employment or period of service of any employee or independent contractor employed or retained by the Company Sellers or any of their Affiliates, or arising out of or relating to the Company Sellers’ sale of the Business or any of the Acquired Assets to the Buyer, in each case, on or prior to the Closing only; and

(xvii)       all Liabilities of Service under or related to that certain Employment Agreement, dated May 14, 2011 by and between Service and Timothy C. Ports.

1.5              Purchase Price.

(a)                Initial Purchase Price for Acquired Assets. At the Closing, the Buyer shall purchase the Acquired Assets from the Company Sellers for an amount equal to:

(i)                 the product of: (A) the lesser of: (I) the Targeted Adjusted EBITDA Amount or (II) the Estimated 2014 Adjusted EBITDA Amount and (B) the multiple set forth in Schedule 1.5(a) (the “Cash Purchase Price Multiple”) (such product being referred to herein as the “Estimated Cash Purchase Price”); plus

(ii)               the amount of the Assumed Liabilities; plus

(iii)             the Subordinated Convertible Seller Note Amount set forth on Schedule 1.5(a); plus or minus, as the case may be

(iv)             the amount of the Working Capital Adjustment, if any, as set forth in Section 1.5(c); plus or minus, as the case may be

(v)               the amount of the Adjusted EBITDA Adjustment, if any, as set forth in Section 1.5(d); plus

(vi)             an amount equal to the lesser of (I) the Targeted Adjusted EBITDA Amount and (II) the Final 2014 Adjusted EBITDA Amount (the “Primary Earn-Out Amount”) subject to the terms of the Earn-Out Agreement, in the form of Exhibit A attached hereto, among the Buyer, Parent, the Company Sellers and the Sellers’ Representative (the “Primary Earn-Out Agreement”); plus

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(vii)           if the Final 2014 Adjusted EBITDA Amount exceeds the Targeted Adjusted EBITDA Amount, an amount equal to the product of (A) the difference between the Final 2014 Adjusted EBITDA Amount and the Targeted Adjusted EBITDA Amount and (B) the Additional Earn-Out Multiple (the “Additional Earn-Out Amount”), subject to the terms of the Additional Earn-Out Agreement, in the form of Exhibit B attached hereto, among the Buyer, Parent, the Company Sellers and the Sellers’ Representative (the “Additional Earn-Out Agreement” and together with the Primary Earn-Out Agreement, the “Earn-Out Agreements”); plus

(viii)         if the Final 2014 Adjusted EBITDA Amount exceeds the Targeted Adjusted EBITDA Amount, an amount equal, payable in cash, to the amount of the expenses paid by the Company Sellers for the capital expenditure projects, equipment purchases and the systems conversion described on Schedule 1.5(a)(viii) attached hereto.

(b)               Purchase Price. Collectively, the amounts set forth in Section 1.5(a), subject to any adjustments as set forth herein, are referred to herein as the “Purchase Price”. The Purchase Price shall be subject to post-Closing adjustments as provided for herein and each component thereof, as adjusted, shall be allocated to the Company Sellers based on the percentages set forth on Schedule 1.5(b).

(c)                Working Capital Purchase Price Adjustment. The Purchase Price shall be adjusted by an amount equal to the difference between the Final Closing Date Net Working Capital and Targeted Net Working Capital (the “Working Capital Adjustment”) to be determined as follows:

(i)                 Closing Date Balance Sheet. On or before (but in no event earlier than ten (10) Business Days prior to) the Closing Date, the Sellers’ Representative shall deliver an estimated balance sheet of each of the Company Sellers as of the Effective Time (each a, “Closing Date Balance Sheet” and collectively, the “Closing Date Balance Sheets”), which will set forth the estimated Net Working Capital of each of the Company Sellers as of the Effective Time (the “Closing Date Net Working Capital”), and which Closing Date Balance Sheets shall be substantially in the form of Schedule 1.5(c). The Closing Date Balance Sheets shall be derived from the balance sheets of each of the Company Sellers prepared in connection with the preparation of the 2014 Audited Financial Statements and shall be prepared in accordance with GAAP and sound business practices and, to the extent not inconsistent with GAAP, in a manner consistent with the 2014 Audited Financial Statements, subject to the following: (A) no amount shall be reflected with respect to Inventory that is not present in the Company Sellers’ facilities, or that is damaged, beyond the stated expiration date (if any), or frozen and then refrozen; (B) no amount shall be reflected with respect to accounts receivable (I) that are subject to known dispute, offset, counterclaim or other claim or defense, (II) that are past due by ninety (90) days or greater, or (III) that are not evidenced by an invoice rendered to the customer; (C) the calculation of the Closing Date Net Working Capital shall take into account any rebates, bill backs or other discounts and (D) adjustments shall be made to eliminate intercompany transactions that were eliminated in the preparation of the 2014 Audited Financial Statements.

(ii)               Closing Date Working Capital Adjustment. If the Closing Date Net Working Capital is less than the Targeted Net Working Capital, then the Estimated Cash Purchase Price shall be decreased in total by an amount equal to the absolute value of the difference between the Targeted Net Working Capital and the Closing Date Net Working Capital. If the Closing Date Net Working Capital is greater than the Targeted Net Working Capital, then the Estimated Cash Purchase Price shall be increased in total by an amount equal to the absolute value of the difference between the Targeted Net Working Capital and the Closing Date Net Working Capital.

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(iii)             Post-Closing Purchase Price Adjustment. On or before the 120th day following the Closing Date, the Buyer, at Buyer’s sole cost and expense shall prepare and deliver to the Sellers’ Representative a final balance sheet of each of the Company Sellers as of the Effective Time (each, a “Final Closing Date Balance Sheet” and collectively, the “Final Closing Date Balance Sheets”), which shall include the final determination of the Net Working Capital of the Company Sellers as of the Effective Time (the “Final Closing Date Net Working Capital”). The Final Closing Date Balance Sheets shall be prepared in a manner consistent with the preparation of the Closing Date Balance Sheets; provided, however, that any accounts receivable reflected in the Closing Date Balance Sheets will be disregarded for purposes of the Final Closing Date Balance Sheets to the extent such accounts receivable remain uncollected 120 days following the Closing. During the 30-day period immediately following the Sellers’ Representative’s receipt of the Final Closing Date Balance Sheets, the Sellers’ Representative, at its sole cost and expense, shall be permitted to review the Buyer’s working papers related to the preparation and determination of the Final Closing Date Balance Sheets.

(iv)             The Final Closing Date Balance Sheets shall become final and binding upon the Parties thirty (30) days following the Sellers’ Representative’s receipt thereof, unless the Sellers’ Representative gives written notice of disagreement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If the Buyer receives a Notice of Disagreement within the appropriate time frame, each undisputed item on the Final Closing Date Balance Sheets shall become final and binding and each disputed item on the Final Closing Date Balance Sheets shall become final and binding on the earliest of (x) the date the Parties resolve in writing each such difference they have with respect to the matters specified in the Notice of Disagreement or (y) the date on which each such matter in dispute is finally resolved jointly by the independent public accounting firm selected by the Sellers’ Representative and reasonably acceptable to Buyer and Parent’s independent public accountant. During the twenty (20) days following delivery of a Notice of Disagreement, if the Parties have not resolved such differences outlined in the Notice of Disagreement, the Parties, unless otherwise mutually agreed to in writing, shall submit to their respective independent public accountants for review and resolution only such matters that remain in dispute and that were properly included in the Notice of Disagreement. The Parties shall instruct their respective independent public accountants to resolve such disputed matters within thirty (30) days of submission and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Party or lesser than the smallest value of such item assigned by either Party. Each Party shall pay the fees and expenses of its respective independent public accountant.

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(v)               Upon the final determination of the Final Closing Date Net Working Capital as set forth in Section 1.5(c)(iv), if the aggregate Final Closing Date Net Working Capital as reflected in the Final Closing Date Balance Sheets exceeds the aggregate Closing Date Net Working Capital as reflected in the Closing Date Balance Sheets, then the Purchase Price shall be increased in total by an amount equal to the absolute value of the difference between the aggregate Final Closing Date Net Working Capital and the aggregate Closing Date Net Working Capital (such difference, the “Post-Closing Working Capital Adjustment Amount”), with such increase to the Purchase Price being allocated solely to the Estimated Cash Purchase Price. Any additional Purchase Price payable in regards to the Estimated Cash Purchase Price shall be paid to the Company Sellers within thirty (30) days of such amount becoming final pursuant to this Section 1.5(c)(iv). Upon the final determination of the aggregate Final Closing Date Net Working Capital, if the aggregate Final Closing Date Net Working Capital as reflected in the Final Closing Date Balance Sheets is less than the aggregate Closing Date Net Working Capital as reflected in the Closing Date Balance Sheets, then the Purchase Price shall be reduced in total by an amount equal to the Post-Closing Working Capital Adjustment Amount, with such reduction to the Purchase Price being allocated solely to the Estimated Cash Purchase Price. Any reduction in the Estimated Cash Purchase Price as a result of the adjustment contemplated by Section 1.5(c)(iv) shall be deducted from the Asset Purchase Escrow Amount (as defined in Section 1.6 of this Agreement), and, if the Asset Purchase Escrow Amount is exhausted, the Company Sellers and the Shareholders, jointly and severally, shall pay to the Buyer any portion of the Post-Closing Working Capital Adjustment Amount applicable to the Estimated Cash Purchase Price not paid from the Escrow Amount within thirty (30) days of demand by the Buyer.

(vi)             Any payments made under this Section 1.5(c) shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes and shall be allocated to the Company Sellers based on the percentages set forth on Schedule 1.5(b).

(d)               Adjusted EBITDA Purchase Price Adjustment. The Purchase Price shall be adjusted by an amount equal to the difference between the Final 2014 Adjusted EBITDA Amount and the Targeted Adjusted EBITDA Amount (the “Adjusted EBITDA Adjustment”), as follows:

(i)                 Closing Date Adjusted EBITDA Purchase Price Adjustment. On or before (but in no event earlier than ten (10) Business Days prior to) the Closing Date, the Sellers’ Representative shall deliver to the Buyer a statement (the “Closing Date Adjusted EBITDA Statement”), which sets forth the estimated aggregate Adjusted EBITDA Amount of the Company Sellers and Del Monte for the fiscal year ended December 27, 2014 (the “Estimated 2014 Adjusted EBITDA Amount”). The Closing Date Adjusted EBITDA Statement shall be derived from the income statements of each of the Company Sellers and Del Monte prepared in connection with the preparation of the Audited Financial Statements (as defined in Section 2.4 of this Agreement) and shall be prepared in accordance with GAAP, sound business practices and, to the extent not inconsistent with GAAP, in a manner consistent with the preparation of the Audited Financial Statements, and shall be calculated in a manner substantially consistent with and substantially in the form of Schedule 1.5(d)(i). If the Estimated 2014 Adjusted EBITDA Amount is less than the Targeted Adjusted EBITDA Amount, then the Purchase Price shall be decreased in total by an amount equal to the product of (A) the absolute value of the difference between the Targeted Adjusted EBITDA Amount and the Estimated 2014 Adjusted EBITDA Amount multiplied by (B) the Purchase Price Multiple. If the Estimated 2014 Adjusted EBITDA Amount is greater than the Targeted Adjusted EBITDA Amount, then the Purchase Price shall be increased in total by an amount equal to the product of (i) the absolute value of the difference between the Targeted Adjusted EBITDA Amount and the Estimated 2014 Adjusted EBITDA Amount multiplied by (ii) the Additional Earn-Out Multiple, and such increase, if any, will be allocated to the Additional Earn-Out Amount. Any decrease to the Purchase Price on account of the adjustment contemplated by this Section 1.5(d)(i) shall be allocated to the Estimated Cash Purchase Price, the Primary Earn-Out Amount and the Subordinated Convertible Seller Note Amount in the Percentages set forth on Schedule 1.5(d)(i).

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(ii)               Post-Closing Adjusted EBITDA Purchase Price Adjustment. On or before the 120th day following the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Final Adjusted EBITDA Statement”) setting forth the final determination of the aggregate Adjusted EBITDA Amount of the Company Sellers and Del Monte for the fiscal year ended December 27, 2014 (the “Final 2014 Adjusted EBITDA Amount”). The Final Adjusted EBITDA Statement shall be derived from the income statements of each of the Company Sellers and Del Monte prepared in connection with the preparation of the Audited Financial Statements and shall be prepared in accordance with GAAP, sound business practices and, to the extent not inconsistent with GAAP, in a manner consistent with the preparation of the Audited Financial Statements and shall be calculated in a manner consistent with Schedule 1.5(d)(i). During the 30-day period immediately following the Sellers’ Representative’s receipt of the Final Adjusted EBITDA Statement, the Sellers’ Representative shall be permitted to review the Buyer’s working papers related to the preparation and determination of the Final 2014 Adjusted EBITDA Amount. The Final Adjusted EBITDA Statement shall become final and binding upon the Parties thirty (30) days following the Sellers’ Representative’s receipt thereof, unless the Sellers’ Representative gives written notice of disagreement (a “Notice of Disagreement - EBITDA”) to the Buyer prior to such date. Any Notice of Disagreement - EBITDA shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If the Buyer receives a Notice of Disagreement - EBITDA within the appropriate time frame, each undisputed item on the Final Adjusted EBITDA Statement shall become final and binding and each disputed item on the Final Adjusted EBITDA Statement shall become final and binding on the earliest of (x) the date the Parties resolve in writing each such difference they have with respect to the matters specified in the Notice of Disagreement - EBITDA or (y) the date on which each such matter in dispute is finally resolved jointly by the Sellers’ independent public accountant selected pursuant to Section 1.5(c) and Parent’s independent public accountant. During the twenty (20) days following delivery of a Notice of Disagreement - EBITDA, if the Parties have not resolved such differences outlined in the Notice of Disagreement - EBITDA, the Parties, unless otherwise mutually agreed to in writing, shall submit to their respective independent public accountants for review and resolution only such matters that remain in dispute and that were properly included in the Notice of Disagreement - EBITDA. The Parties shall instruct their respective independent public accountants to resolve such disputed matters within thirty (30) days of submission and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Party or lesser than the smallest value of such item assigned by either Party. Each Party shall pay the fees and expenses of its respective independent public accountants.

(iii)             Upon the final determination of the Final 2014 Adjusted EBITDA Amount as set forth in this Section 1.5(d), if the Final 2014 Adjusted EBITDA Amount exceeds the Estimated 2014 Adjusted EBITDA Amount as reflected in the Closing Date Adjusted EBITDA Statement, then the Additional Earn-Out Amount shall be increased in total by an amount equal to the product of (i) the absolute value of the difference between the Final 2014 Adjusted EBITDA Amount and the Estimated 2014 Adjusted EBITDA Amount (the “Final Adjusted EBITDA Difference”) multiplied by (ii) the Additional Earn-Out Multiple. Upon the final determination of the Final 2014 Adjusted EBITDA Amount, if the Final 2014 Adjusted EBITDA Amount is less than the Estimated 2014 Adjusted EBITDA Amount as reflected in the Closing Date Adjusted EBITDA Statement, then the Purchase Price shall be reduced in total by an amount equal to the product of (i) the Final Adjusted EBITDA Difference and (ii) the Purchase Price Multiple, with such reduction to the Purchase Price being allocated to the Estimated Cash Purchase Price, the Primary Earn-Out Amount and the Subordinated Convertible Seller Note Amount in the percentages set forth on Schedule 1.5(d)(iii).

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(iv)             Any reduction in the Estimated Cash Purchase Price shall, at the Buyer’s sole election, either be deducted from the Asset Purchase Escrow Amount, or such amount not deducted from the Asset Purchase Escrow Amount, if any, shall be paid jointly and severally by the Company Sellers and the Shareholders within thirty (30) days of demand by the Buyer. In the event that the adjustment resulting from this Section 1.5(d) results in a decrease in the Primary Earn-Out Amount and the Subordinated Convertible Seller Note Amount, such adjustments shall be reflected in an amendment to the Primary Earn-Out Agreement and the Subordinated Convertible Seller Note that in each case is entered into within thirty (30) days of such amounts becoming final pursuant to this Section 1.5(d).

(v)               Any payments made under this Section 1.5(d) shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes.

1.6              Escrow Agreement. At Closing, the Company Sellers, the Sellers’ Representative, the Buyer, the Merger Sub, Chef’s Warehouse and the Escrow Agent shall enter into the Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”), which provides for the payment by the Buyer or the Merger Sub, as of the Closing Date, to the escrow account (the “Escrow Account”) of (i) the aggregate sum of Five Million Dollars ($5,000,000) in cash (“Asset Purchase Escrow Amount”); and (ii) any portion of the shares of Parent’s common stock, par value $0.01 per share, (the “Parent Common Stock”) having a value as of the Closing Date equal to Seventeen Million Dollars ($17,000,000) payable to the shareholders of Del Monte pursuant to the Merger Agreement which is required to be placed into escrow at the closing of the transaction contemplated thereby (the “Stock Escrow Amount”, the Asset Purchase Escrow Amount and the Stock Escrow Amount are herein collectively referred to as the “Escrow Amount”).

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1.7              Closing.

(a)                Time and Place of Closing. The consummation of the transactions contemplated by and the delivery of related documents, instruments and agreements provided for in this Agreement (collectively, the “Closing”) shall take place on the third (3rd) Business Day immediately following the day on which the conditions set forth in Article V shall be fulfilled or waived in accordance herewith (other than such conditions which are to be fulfilled on the Closing Date) or at such other time, date, or place as the Parties hereafter may agree (the “Closing Date”). The Parties do not intend that their respective representatives will be physically present at a Closing session, but that any transfer of funds and documents will occur electronically. The Closing will be effective as of 5:00 p.m. EST on the Closing Date (the “Effective Time”).

(b)               Closing Deliveries of the Sellers. At Closing, the Company Sellers and the Shareholders, as applicable, shall deliver to the Buyer, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following documents:

(i)                 the Closing Statement, duly executed by the Sellers (the “Closing Statement”);

(ii)               a bill of sale and assignment and assumption agreement with respect to the Acquired Assets and Assumed Liabilities, in the form attached hereto as Exhibit D (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by each Company Seller;

(iii)             offer letters, in one of the applicable forms attached hereto as Exhibit E (each an “Offer Letter” and collectively, the “Offer Letters”) which shall include non-competition and non-solicitation provisions acceptable to Buyer and Sellers, duly executed by those Persons identified on Schedule 1.7(b)(iii);

(iv)             the Primary Earn-Out Agreement, duly executed by the Company Sellers and the Sellers’ Representative;

(v)               evidence of full and complete payment of all Indebtedness (including payoff letters with respect thereto) and releases of all Liens (other than Permitted Liens with respect to the Acquired Assets) on the Acquired Assets, including the termination of all security interests with respect to the Acquired Assets, in each case in a form reasonably acceptable to Buyer and Sellers;

(vi)             a certificate of the Secretary of each Company Seller (A) certifying that attached thereto are true and complete copies of all resolutions adopted by such entity’s board of directors, shareholders, members or managers (or similar governing body), as applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) certifying that attached thereto are true and complete copies of such entity’s articles of incorporation or articles or certificate of formation (or similar document), as amended through and in effect on the Closing Date; (C) certifying that attached thereto are true and complete copies of such entity’s bylaws or operating agreement, as applicable, as amended through and in effect on the Closing Date; and (D) certifying as to the incumbency of the officer(s) of such entity executing this Agreement and the Transaction Documents on behalf of such entity;

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(vii)           certificates, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the state of incorporation or formation, as applicable, of each Company Seller and in each state in which any Company Seller, as applicable, is qualified to conduct business, stating that such Company Seller, as applicable, is in good standing or has comparable active status in such state;

(viii)         the Escrow Agreement, duly executed by the Company Sellers and the Sellers’ Representative;

(ix)             the Subordination Agreement, duly executed by the Sellers, in the form attached hereto as Exhibit F;

(x)               the Indemnification Agreement, duly executed by the Company Sellers, the Shareholders and the Sellers’ Representative, in the form attached hereto as Exhibit G (the “Indemnification Agreement”);

(xi)             each of the consents set forth on Schedule 1.7(b)(xi);

(xii)           combined financial statements, including balance sheets, combined statements of income, combined statements of shareholders’ and members’ equity and combined statements of cash flows, for each of the Company Sellers and Del Monte as of and for the twelve fiscal monthly periods ended as of the 2014 Fiscal Year End, audited by BDO USA, LLP (the “2014 Audited Financial Statements”), together with the unaudited interim fiscal monthly financial statements for each of the Company Sellers for the fiscal year in which the Closing occurs up to and including the last fiscal month prior to the fiscal month in which the Closing occurs;

(xiii)         [reserved]

(xiv)         instruments evidencing the termination of agreements and incentive plans identified on Schedule 1.7(b)(xiv), in a form reasonably acceptable to the Buyer and Sellers;

(xv)           an executed certificate from each Company Seller, in form and substance satisfactory to the Buyer and Sellers, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(xvi)         a certificate executed by the Shareholders and a duly authorized officer of each of the Company Sellers, certifying as to the accuracy of the conditions set forth in Section 5.1(a) and Section 5.1(b);

(xvii)       an executed release from each Company Seller and Shareholder, in the form attached hereto as Exhibit H;

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(xviii)     an assignment and assumption of lease, in substantially the form attached hereto as Exhibit I (“Assignment and Assumption of Lease”), duly executed by the landlord of the Assumed Lease and the applicable Company Seller with respect to such Assumed Lease;

(xix)         The lease agreements in the form attached hereto as Exhibit M (the “Lease Agreements”) duly executed by the landlords of the properties located at 165 Kalmath Court, American Canyon, CA and 4051 Seaport Boulevard, West Sacramento, CA (the “Family-Owned Facilities”);

(xx)           an estoppel letter, in substantially the form attached hereto as Exhibit J (the “Estoppel Letter”), executed by the landlord or lessor under any Assumed Lease;

(xxi)         an employment agreement, in the form attached hereto as Exhibit N (the “Employment Agreement”), executed by J. DeBenedetti;

(xxii)       if the Estimated 2014 Adjusted EBITDA Amount exceeds the Targeted Adjusted EBITDA Amount, the Additional Earn-Out Agreement, duly executed by the Company Sellers and the Sellers’ Representative; and

(xxiii)     such other documents relating to the transactions contemplated by this Agreement as either the Buyer or Parent may reasonably request.

(c)                Closing Deliveries of the Buyer. At Closing, the Buyer shall deliver to the Company Sellers and the Shareholders, as applicable, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following:

(i)                 the Estimated Cash Purchase Price (as adjusted pursuant to Section 1.5(d) and (f)), and the Asset Purchase Escrow Amount, which shall be placed in the Escrow Account pursuant to Section 1.6, payable by wire transfer of immediately available funds in accordance with the Closing Statement;

(ii)               the Subordinated Convertible Seller Note, in the form attached hereto as Exhibit K;

(iii)             the Closing Statement, the Escrow Agreement, the Indemnification Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Subordination Agreement, the Escrow Agreement, the Assignment and Assumption of Lease, the Lease Agreements, the Offer Letters, the Employment Agreement and the Primary Earn-Out Agreement in each case duly executed by the Buyer;

(iv)             a certificate of the Secretary of the Buyer and Parent (A) certifying that attached thereto are true and complete copies of all resolutions adopted by such entity’s board of directors, shareholders, members or managers (or similar governing body), as applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) certifying that attached thereto are true and complete copies of such entity’s certificate of incorporation or certificate of formation (or similar document), as applicable, as amended through and in effect on the Closing Date; (C) certifying that attached thereto are true and complete copies of such entity’s bylaws or limited liability company agreement, as applicable, as amended through and in effect on the Closing Date; and (D) certifying as to the incumbency of the officer(s) of such entity executing this Agreement and the Transaction Documents on behalf of such entity;

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(v)               certificates, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the State of Delaware, stating that the Buyer and Parent are in good standing or have comparable active status in such state;

(vi)             an executed certificate from the Buyer, certifying as to the accuracy of the conditions set forth in Section 5.2(a) and Section 5.2(b);

(vii)           if the Estimated 2014 Adjusted EBITDA Amount exceeds the Targeted Adjusted EBITDA Amount, the Additional Earn-Out Agreement, duly executed by Buyer; and

(viii)         such other documents relating to the transactions contemplated by this Agreement as the Sellers may reasonably request.

1.8              Purchase Price Allocation.

Each of the Company Sellers and the Buyer shall propose to the others an initial purchase price allocation (in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder) on or before ten (10) days prior to the Closing Date (the “Preliminary Allocation”). Each Company Seller and the Buyer shall, prior to Closing, and as a Condition to Closing as provided in Article V, reach an agreement in writing regarding the final purchase price allocation (“Final Allocation”). Sellers and Buyers acknowledge the Final Allocation shall be subject to the adjustments as provided in Section 1.5, above. The Buyer and each of the Company Sellers and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation, and shall furnish to each other their respective IRS Forms 8594 prior to filing their federal income Tax Returns for the fiscal year in which the Closing occurs. Neither the Buyer nor any Company Seller, or any Affiliate thereof, shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation (as such Final Allocation may be adjusted to give effect to any adjustments to the Purchase Price contemplated by Section 1.5 of this Agreement) unless required to do so by applicable Law.

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ARTICLE II.
 Representations and Warranties of the Sellers

Each Seller, jointly and severally, represents and warrants to the Buyer and Parent as follows:

2.1              Organization; Ownership of Equity; Capitalization; and Power.

(a)                Each Company Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of California. Each Company Seller is duly qualified or otherwise authorized to act as a foreign corporation or limited liability company, as applicable, and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary. Each jurisdiction in which each Company Seller is qualified to do business is set forth on Schedule 2.1(a). True, complete and accurate copies of the organizational documents of each Company Seller have been delivered to the Buyer. Except as set forth on Schedule 2.1(a), neither of the Company Sellers has any subsidiaries or owns any equity interests, or rights to acquire any equity interests, in any other entity.

(b)               Each Company Seller possesses all requisite corporate or limited liability company power and authority, as applicable, necessary to execute and deliver this Agreement and all other agreements and documents contemplated hereby, including, without limitation those contemplated by Section 1.7(b) of this Agreement (the “Transaction Documents”) (to which such Company Seller is, or will be, a party), and to carry out the transactions contemplated by this Agreement and the Transaction Documents (to which such Company Seller is, or will be, a party). Each Company Seller possesses all requisite corporate or limited liability company power and authority, as applicable, necessary to own and operate its properties and its assets, including the Acquired Assets, to carry on the Business as presently conducted, to execute and deliver the Transaction Documents (to which it is, or will be, a party), and to carry out the transactions contemplated by this Agreement and the Transaction Documents (to which it is, or will be, a party).

(c)                The Shareholders collectively own 100% of the outstanding equity interests of the Company Sellers, and no individual or entity has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase or other acquisition of any equity interest in any Company Seller. Schedule 2.1(c) sets forth the number and class of equity interests of each Company Seller authorized, issued and outstanding and the number and class of equity interests of each Company Seller and ownership percentage of such Company Seller owned by each equityholder of such Company Seller. Each Shareholder owns such equity interests free and clear of all Liens. As of the Closing Date, each Shareholder will own the equity interests in the Company Sellers owned thereby as of the date hereof. The equity interests of each Company Seller have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal. Neither Company Seller has violated the Securities Act of 1933, as amended, or other applicable Laws in connection with the offer, sale or issuance of its equity securities. All of the issued and outstanding equity interests of each Company Seller that is a corporation are validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of any Company Seller to repurchase, redeem or otherwise acquire any shares of such company’s capital stock or other equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(d)               Except as set forth on Schedule 2.1(d), no Company Seller owns any equity interest in any other Person and no Company Seller has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase of any equity interest of any other Person.

2.2              Authorization. Each Seller’s execution, delivery and performance of this Agreement has been duly authorized by such Seller. This Agreement has been duly authorized, executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, as applicable, enforceable against such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity (the “Creditors' Rights and Equitable Limitations”). Upon the execution and delivery by the Sellers of each of the Transaction Documents to which a Seller is a party, each of such Transaction Documents will constitute the legal, valid and binding obligation of the Sellers that are a party thereto, enforceable against such Sellers in accordance with their respective terms except for Creditors’ Rights and Equitable Limitations.

2.3              Non-Contravention. Except for the Consents being delivered by the Sellers pursuant to Section 1.7(b)(xi) and applicable requirements under the HSR Act, the execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which any of them is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by each Seller, as applicable, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) result in the creation of any Lien upon any Asset pursuant to, (iii) result in a violation of or default under, (iv) require any authorization, Consent, exemption or other action by or notice or declaration to, or filing with, any Person or any Government Entity pursuant to, or (v) give any Person the right to default or exercise any remedy under, accelerate the maturity or performance of or payment under or cancel, terminate or modify (A) the organizational documents (including any shareholders’ agreement or similar agreement) of any Company Seller, (B) any Contract to which any Seller is subject or by which the Assets are bound, or (C) any Law to which any Seller is subject.

2.4              Financial Statements(i).

(a)                The Company Sellers have delivered to the Buyer the following financial statements, copies of which are attached as Schedule 2.4(a): (i) the audited combined financial statements of Del Monte, Service and Seafood, including the combined balance sheets as of December 28, 2013 and December 29, 2012 and the related combined statements of income, shareholders’ and members’ equity, and cash flows for the three fiscal years ended December 28, 2013, and the related notes to the combined financial statements, together with the report of the independent certified public accounting firm set forth therein (the “Audited Financial Statements”); and (ii) the unaudited interim monthly and quarterly financial statements for each of Service and Seafood as of and for the eight fiscal monthly periods ended August __, 2014 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared consistent with the past practices of the Company Sellers, and fairly present the assets, liabilities and financial position of each Company Seller and the results of operations and changes in financial position and cash flows of such Company Seller as of the dates and for the periods specified therein, all in accordance with GAAP, except to the extent described on Schedule 2.4(a). The Financial Statements have been prepared in accordance with the books of account and other financial records of each Company Seller, all of which have been made available to the Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

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(b)               The 2014 Audited Financial Statements will be prepared in accordance with GAAP consistently applied and on a basis consistent with the Audited Financial Statements. The 2014 Audited Financial Statements will fairly present the combined financial position of Del Monte and each of the Company Sellers and the results of operations and changes in financial position and cash flows for Del Monte and each of the Company Sellers as of December 27, 2014 and for the fiscal year then ended. The 2014 Audited Financial Statements will be prepared in accordance with the books and records of the Company Sellers.

2.5              Books and Records. Each Company Seller has delivered or provided to the Buyer for its review true, complete and correct copies, as amended and presently in effect, for such Company Seller as listed on Schedule 2.5: (a) articles of incorporation, articles of organization or similar organizational document, (b) bylaws or operating agreements, as applicable, (c) minute books, if any, (d) equity registration books, if any, and (e) and any shareholders’ or members’ agreement or other similar agreements governing the rights as between the equityholders thereof which, except as otherwise provided on Schedule 2.5, contain a record of all shareholder, member, manager and director meetings, as applicable, and actions taken without a meeting for the time period from January 1, 2012 to the date hereof and the equity registration books are complete and accurate and contain a complete record of all transactions in such Company Seller’s equity interests from the date of its incorporation or organization to the date hereof.

2.6              Inventory. Except as set forth on Schedule 2.6, the Inventory (i) is merchantable and fit for the purpose for which it was procured or manufactured, is not damaged, beyond its originally stated expiration date or frozen and then re-frozen, and consists of a quantity and quality usable and saleable in the ordinary course of the Business, as conducted by each Company Seller in a commercially reasonable manner and (ii) has been valued at the lower of cost (first-in, first-out method) or market, net of any related bill backs, discounts or supplier rebates. All items of Inventory of the Company Sellers reflected in the Financial Statements had a commercial value of at least equal to the value shown in the Financial Statements and there were no items of Inventory reflected in the Financial Statements which were not present on the Company Seller’s premises as of the date of such Financial Statements. No Company Seller is under any Liability or obligation with respect to the return of any Inventory in the possession of its customers or any other Person in excess of its historical experience. No Company Seller is in possession of any Inventory not owned by such Company Seller, including goods already sold. The Inventory has been stored in compliance with all Laws and is not adulterated or mislabeled, misbranded or unsafe within the meaning of the FDA Act (including the Pesticide and Food Additive Amendment of 1958) and the regulations thereunder.

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2.7              Assets.

(a)                Schedule 1.2(b) sets forth a true and complete list of the Personal Property of each Company Seller as of the 2014 Fiscal Year End. There are no rights of first offer, rights of first refusal or other agreements or understandings with respect to the sale or transfer of the Acquired Assets, other than the sale of Inventory in the ordinary course of business consistent with past practices. The Company Sellers collectively have good and valid title to the Acquired Assets owned as of the date hereof, free and clear of all Liens except to the extent of any Lien (statutory or otherwise) arising out of the Assumed Liabilities and shall have as of the Closing good and valid title to any Acquired Asset acquired from the 2014 Fiscal Year End through the Closing Date, free and clear of all Liens except to the extent of any Lien (statutory or otherwise) arising out of the Assumed Liabilities.

(b)               Except as set forth on Schedule 2.7(b), the Acquired Assets constitute all assets used or held for use in the conduct of the Business as conducted as of the 2014 Fiscal Year End and as currently conducted, except for those Acquired Assets disposed of in the ordinary course of business consistent with past practices and such Acquired Assets represent all the assets necessary to conduct the Business as of the date hereof in the manner in which it is currently being conducted. All Personal Property included in the Acquired Assets is in good and usable condition except for ordinary wear and tear.

2.8              Real Property; Leased Real Property.

(a)                Except for any Real Estate comprising part of the Excluded Assets, neither of the Company Sellers owns any real property.

(b)               Schedule 2.8(b) sets forth each parcel of real property leased by any of the Company Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of any Company Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, (collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which a Company Seller holds any Leased Real Property, including the parties, street address, rentable square footage, rent, expiration date and renewal options (collectively, the “Leases”). The Sellers have delivered to the Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)                 such Lease is valid, binding, enforceable and in full force and effect;

(ii)               neither the applicable Company Seller, nor to the Knowledge of the Sellers, the landlord, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default on the part of a Company Seller, or, to the Knowledge of the Sellers, the landlord, and the applicable Company Seller has paid all rent due and payable under such Lease;

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(iii)             no Company Seller has received any written notice or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Company Seller under any of the Leases and to the Knowledge of Sellers, no other party is in default thereof. No party to any Lease has exercised any termination rights with respect thereto;

(iv)             except as set forth on Schedule 2.8(b), no Company Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof;

(v)               no Company Seller has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property; and

(vi)             none of the Leases have been modified or amended.

(c)                No Company Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation Proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium Proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d)               The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(e)                Except as set forth on Schedule 2.8(b), and to the Knowledge of Sellers, the use of each parcel of the Leased Real Property by the Company Sellers for the purposes for which it is currently being used, conforms in all respects to all applicable public and private restrictions, fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other applicable Laws and each parcel of Leased Real Property has adequate rights of access to dedicated public ways.

(f)                To the Knowledge of the Sellers, there is no existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Leased Real Property or that would preclude or impair the continued use of the Leased Real Property as heretofore used in the conduct of the Business. To the Knowledge of Sellers, with respect to the Leased Real Property, the applicable Company Seller has legal and adequate access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as heretofore conducted. To the Knowledge of the Sellers, the Leased Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar Laws, regulations and ordinances and no Company Seller has received any notice of such nonconforming use or of a violation of such Laws. To the Knowledge of the Sellers, all buildings, structures, fixtures and improvements (“Improvements”) located at the Leased Real Property are structurally sound with no material defects and are in good operating condition.

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2.9              Contracts.

(a)                Schedule 2.9(a) sets forth a list of all Material Contracts to which any Company Seller is a party or by which the Acquired Assets are bound as of the date hereof. No Company Seller has violated or breached, or committed any default under, any such Material Contract, and each such Material Contract is (a) in full force and effect and (b) a legal, valid and binding obligation of such Company Seller subject to the Creditors' Rights and Equitable Limitations, and, to the Knowledge of the Sellers, a legal, valid and binding obligation of each other party thereto subject to the Creditors' Rights and Equitable Limitations. To the Knowledge of the Sellers, each other party thereto has performed all obligations required to be performed by it and has not violated, breached or committed any default in any respect. There has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, constitutes, or that could reasonably be expected to result in, a default, breach or violation by any Company Seller under any Material Contract. Since January 1, 2012, no Company Seller has given to, or received from, any other party to any Material Contract any notice or other communication regarding any actual or alleged breach of or default under, or threat or indication of any intention to terminate prior to the expiration of its term, any such Material Contract.

(b)               Except as required by Law or as set forth on Schedule 2.9(b), there are no outstanding material warranties, other than those made in the ordinary course of business consistent with past practices of such Company Seller, made by any Company Seller and there have been no material warranty claims within the past two (2) years and there are no material unresolved claims thereunder.

2.10          Absence of Certain Changes. Except as and to the extent set forth on Schedule 2.10, each Company Seller has conducted the Business since December 31, 2013 in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as and to the extent set forth on Schedule 2.10, since December 31, 2013, no Company Seller has:

(a)                suffered any adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any casualty loss (whether or not insured);

(b)               made any material change in the Business or operations or in the manner of conducting the Business;

(c)                incurred any Indebtedness or incurred any Liabilities, except Liabilities that are reflected or reserved against in the Financial Statements or that were incurred since the end of the last fiscal month prior to the date hereof for which the Financial Statements have been provided in the ordinary course of business and consistent with past practices, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

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(d)               paid, discharged or satisfied any Lien or Liability, other than Liens or Liabilities which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practices;

(e)                written down the value of any Inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs of less than $25,000 in the aggregate;

(f)                authorized or adopted a plan of liquidation or dissolution;

(g)               cancelled any debts or claims, except as contemplated by this Agreement, or waived any rights of substantial value;

(h)               entered into any new line of business;

(i)                 entered into a settlement or compromise of any pending or threatened Proceeding;

(j)                 sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practices;

(k)               made any capital expenditures or commitments in excess of $100,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

(l)                 except as indicated in the Audited Financial Statements, made any change in any method of accounting or accounting practice or any method of income Tax accounting or income Tax elections;

(m)             paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any Shareholder or any other equity holder of any of the Company Sellers or the officers or directors of any Company Seller, any Affiliates or associates of any Company Seller or any of a Company Seller’s respective officers or directors, or any business or entity in which any of such Persons has any direct or indirect interest, except for compensation to the officers and employees of such Company Seller at rates not exceeding the rates of compensation in effect at December 31, 2013 and advances to employees in the ordinary course of business and consistent with past practices for travel and expense disbursements, but not in excess of $5,000 at any one time outstanding;

(n)               sold, transferred, licensed, abandoned, let lapse, encumbered or otherwise disposed of any Intellectual Property;

(o)               suffered any Material Adverse Effect;

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(p)               failed to preserve and maintain all Consents required for the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets;

(q)               failed to pay the debts, Taxes and other obligations of the Business or such Party when due;

(r)                 failed to collect accounts receivable in a manner consistent with past practices, without discounting such accounts receivable;

(s)                discontinued any insurance policies, except as required by applicable Law;

(t)                 failed to perform any of its obligations under any Material Contract;

(u)               entered into, terminated or amended any Material Contract (or any Contract that if in effect as of the date hereof would be a Material Contract), other than in the ordinary course of business consistent with past practices;

(v)               failed to maintain the books and records of the Business in accordance with past practices;

(w)             failed to comply in all respects with all Laws applicable to the conduct of the Business or the ownership and use of the Acquired Assets;

(x)               amended its articles of incorporation or organization, bylaws or operating agreement, or similar governing documents;

(y)               entered into any change in control, severance, termination or employment agreement or any similar agreement with any Company Employee or established any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former employee; or

(z)                agreed, whether in writing or otherwise, to take any action described in this Section 2.10.

2.11          Litigation. Except as set forth on Schedule 2.11, there are no actions, suits, hearings, proceedings (including any arbitration proceedings), orders, investigations, grievances, indictments, mediations or other claims (collectively, “Proceedings”) pending or, to the Knowledge of the Sellers, threatened against or affecting any Company Seller or the Business or any Shareholder, at law or in equity, or before or by any Government Entity (including any Proceedings with respect to the transactions contemplated by this Agreement and the Transaction Documents) and, to the Knowledge of the Sellers, there has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, could reasonably be expected to give rise to such a Proceeding.

2.12          Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Seller is a party or to which any Seller is subject for which the Buyer or any of its Affiliates could become liable or obligated.

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2.13          Employees.

(a)                Schedule 2.13(a) identifies, as of the date hereof, all of each Company Seller’s sales representatives, customer service representatives, office personnel, office managers, and other employees employed by each Company Seller (the “Company Employees”). To the Knowledge of the Sellers, no Company Employee plans to terminate employment with any Company Seller during the next twelve (12) months. No Company Seller is party to or bound by any collective bargaining agreement relating to any Company Employees. To the Knowledge of the Sellers, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Company Employees. No Company Seller has committed any unfair labor practice in connection with the Business, no charge alleging any unfair labor practice has been filed or is currently pending against any Company Seller, and except as set forth on Schedule 2.13(a), each Company Seller is, and since January 1, 2012, has been, in full compliance with all federal, state and local labor and employment Laws, including without limitation, wage and hour Laws governing payment of wages and/or overtime pay and the Immigration Reform and Control Act of 1986. All individuals who are performing consulting or other services for any Company Seller are correctly classified as either “independent contractors,” or “employees,” as the case may be. All individuals employed by any Company Seller are correctly classified as either exempt or non-exempt under the Fair Labor Standards Act and any applicable state or local wage and hour Laws.

(b)               Except as set forth on Schedule 2.13(b), none of the Company Sellers has received, at any time since January 1, 2012, any written notice or other communication from any Government Entity or other Person regarding any actual, alleged or potential violation of or failure to comply with any Law regarding employment and employment practices, including, but not limited to, terms and conditions of employment, wages and hours, employment discrimination and retaliation and occupational health and safety. Except as set forth on Schedule 2.13(b), there are no claims or other Proceedings brought by or on behalf of any employee or former employee of any Company Seller under any federal, state or local Law governing employment and employment practices, and terms and conditions of employment or any other Law pending or, to the Knowledge of the Sellers, threatened against any Company Seller.

(c)                Each Company Seller has complied with all requirements to give notice to its employees and to any Government Entity, pursuant to any applicable Laws with respect to the employment, discharge or layoff of employees by any Company Seller, including but not limited to, to the extent it may be applicable, the Worker Adjustment and Retraining Notification Act and/or similar state and local Laws and any rules or regulations as have been issued in connection with the foregoing.

(d)               Schedule 2.13(d) sets forth a complete and accurate list with respect to the Company Employees of the name (or other identifier), title, location, annual salary, hire date, adjusted service date, incentive/bonus plan eligibility and target, YTD paid bonus/incentives, FLSA status, department name, vacation/PTO balance, FTE, supervisor, last review result, last increase pay amount, last pay increase date, medical/dental/vision elections, 401k contribution, actively at work (y/n), FMLA, salary continuation, employee/independent contractor or leased employee indicator.

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2.14          Directors and Officers; Compensation. Schedule 2.14 contains a true and correct listing of (i) the names of each Company Seller's directors, managers and officers; (ii) the names of all persons whose compensation from either of the Company Sellers for the twelve (12) months ended as of the 2014 Fiscal Year End is reasonably expected to equal or exceed $100,000; and (iii) the names of all persons holding powers of attorney from any Company Seller, and a summary statement of the terms thereof.

2.15          Intellectual Property.

(a)                Schedule 2.15(a) contains a true, correct and complete list of any (i) Company Intellectual Property registered or applied for or subject to registration or application before any Government Entity, specifying, where applicable, the respective registration or application numbers and the names of all registered owners; (ii) Company Software and (iii) licenses and other Contracts pursuant to which any Company Seller obtains rights to any Company Intellectual Property from a third party or grants rights in any material Company Intellectual Property. The Company Sellers exclusively own or possess valid licenses or other legal rights, free and clear of all Liens, to all Company Intellectual Property. Except as disclosed on Schedule 2.15(a), the Company Intellectual Property is (A) in full force and effect, (B) has not lapsed, expired or been abandoned or withdrawn, (C) is valid, enforceable and subsisting and is not subject to any Contract containing any covenant or other provision, outstanding claim, settlement agreement, consents, judgments, orders, forbearances to sue or similar obligations or Proceedings that in any way limit or adversely affect, or that could adversely affect or limit, any of the Company Sellers’ use or exploitation thereof or rights thereto.

(b)               The conduct of the Business (and the Company Sellers’ employees’ and consultants’ performances of their duties in connection therewith) and each Company Seller’s use of any Company Intellectual Property does not copy without permission, infringe, misappropriate, violate, impair or conflict with (“Infringe”) any common law, statutory or other Law or right of any Person, including any rights relating to any Intellectual Property. There is no litigation, opposition, cancellation, Proceeding, objection or claim pending or, to the Knowledge of the Sellers, asserted or threatened in writing against any Company Seller concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use any Company Intellectual Property, and, to the Knowledge of the Sellers, no valid basis exists for any such litigation, opposition, cancellation, Proceeding, objection or claim. To the Knowledge of the Sellers, no Person is Infringing any of the Company Intellectual Property. To the extent that any Company Intellectual Property has been developed or created by an employee or a third party for or on behalf of any Company Seller, except as set forth in Schedule 2.15(b) such Company Seller has a written agreement with such employee or third party with respect thereto and thereby has obtained exclusive ownership of all intellectual property rights in and to such Company Intellectual Property. Each Company Seller has taken all commercially reasonable measures to protect the secrecy, confidentiality and value of its Trade Secrets, and to the Knowledge of the Sellers, its Trade Secrets have not been used, divulged or appropriated either for the benefit of any third party (other than the Company Sellers) or to the detriment of any Company Seller.

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(c)                To the Knowledge of the Sellers, all Information Systems operate and perform in all material respects in accordance with past practices. To the Knowledge of the Sellers, the Information Systems do not contain any disabling or destructive code or virus that would impede or result in the disruption of the operation of the business operations of any Company Seller. All licenses and other Contracts pursuant to which any Company Seller obtains rights to any Company Intellectual Property from a third party or grants rights in any material Company Intellectual Property to a third party are in full force and effect in accordance with their terms and no default exists under any of the same by such Company Seller or, to the Knowledge of the Sellers, by any other party thereto. To the Knowledge of the Sellers, the licenses or other Contracts related to the Company Intellectual Property disclosed on Schedule 2.15(c) constitute all of the Material Contracts relating to any grant or receipt of rights in and to any Company Intellectual Property.

(d)               Each of the Company Sellers is and has been in compliance with (i) all applicable data protection and privacy Laws and Card Association Rules governing the collection or use of Seller Data, including without limitation all payment card information, and (ii) all written privacy and security policies, programs or other notices that concern or govern the collection, use and disclosure of Seller Data, including payment card information, confidential information of the Company Sellers and Trade Secrets (“Privacy Policies”). To the Knowledge of the Sellers, there have been no facts or circumstances that would require any of the Company Sellers to give notice to any customers, suppliers or other Persons of any actual or perceived data security breaches pursuant to any Law or Card Association Rule. There has been no actual or, to the Knowledge of the Sellers, alleged unauthorized access to or breaches of the security of (a) any of the Information Systems or websites of any of the Company Sellers, or (b) any Seller Data, payment card information, confidential or proprietary data or any other such information collected, maintained or stored by or on behalf of any of the Company Sellers, including any acquisition, use, loss, destruction, compromise or disclosure thereof. The transfer of Seller Data to the Buyer requires no consent from any customer of any of the Company Sellers.

(e)                To the Knowledge of the Sellers, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in or give any third party the right or option to cause or declare (i) a loss of, or Lien on any Company Intellectual Property; (ii) release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other third party; (iii) the grant, assignment or transfer to any other third party of any license or other right or interest under, to, or in any of the Company Intellectual Property; or (iv) except for the Assumed Liabilities, the Buyer being bound by or subject to any non-compete or other restriction on the operation of scope of the Business.

2.16          Employee Benefit Plans.

(a)                Schedule 2.16(a) lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by any Company Seller or by any ERISA Affiliate for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of any Company Seller, or with respect to which any Company Seller or any ERISA Affiliate otherwise has any Liabilities or obligations (the “Employee Benefit Plans”).

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(b)               Except as disclosed on Schedule 2.16(b), no Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Sections 412, 430 or 436 of the Code, (iii) is a multiple employer plan as defined in Section 413(c) of the Code or (iv) is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither the Company Sellers nor any ERISA Affiliate, has maintained, contributed to, or been required to contribute to any Employee Benefit Plan described in clauses (i), (ii), (iii) or (iv) above within the last six (6) years.

(c)                Each Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Company Seller has paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in substantial compliance with applicable Laws. Neither the Company Sellers nor any ERISA Affiliate or, to the Knowledge of the Sellers, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Company Seller or the Buyer or any Affiliate thereof to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws.

(d)               Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee or independent contractor of any Company Seller is entitled to any gross-up or otherwise entitled to indemnification by any Company Seller or any ERISA Affiliate for any violation of Section 409A of the Code.

(e)                With respect to each Employee Benefit Plan, each Company Seller has made available to the Buyer true, correct and complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Employee Benefit Plan documents, if amended within the last three (3) years); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination and/or opinion letter received from the Internal Revenue Service; (vi) actuarial reports (if any); (vii) all written correspondence with the Internal Revenue Service, Department of Labor or any other Government Entity regarding any Employee Benefit Plan (if any); (viii) all discrimination tests for each Employee Benefit Plan for the three (3) most recent plan years (if any); (ix) a list of all employees or former employees of such Company Seller currently receiving COBRA benefits; and (x) any other related material or documents regarding the Employee Benefit Plans. Schedule 2.16(a) sets forth the terms and conditions of any unwritten Employee Benefit Plan.

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(f)                None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA continuation coverage rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(g)               Except as set forth on Schedule 2.16(g), each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and/or has an opinion letter upon which it is entitled to rely, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(h)               Except as set forth in Schedule 2.16(h), the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, (ii) otherwise entitle any current or former director or employee of any Company Seller to any payment from any Company Seller, or (iii) result in any “parachute payment” that would not be deductible by reason of the application of Section 280G of the Code and subject the recipient of any such payment to the excise tax under Section 4999 of the Code.

(i)                 There are no pending or, to the Knowledge of the Sellers, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Government Entity is currently in progress or, to the Knowledge of the Sellers, threatened. No Company Seller is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor or any other similar Government Entity with respect to an Employee Benefit Plan.

(j)                 Neither the Company Sellers nor any ERISA Affiliate thereof has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise Taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other similar Government Entity.

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(k)               Each Company Seller has complied with the continuation coverage provisions of COBRA and any applicable Laws mandating health insurance coverage for employees.

(l)                 With respect to each Employment Benefit Plan: (i) there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA and Code Section 4975; and (ii) no fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA.

(m)             No state of facts or conditions exist which could be expected to subject any Company Seller to any Liability (other than routine claims for benefits) with respect to any Employee Benefit Plan or voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code under applicable Laws.

(n)               None of the Company Sellers or any ERISA Affiliate of any Company Seller has established or contributed to, is required to contribute to or has any liability with respect to any “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code.

(o)               There are no loans by any Company Seller to any of its employees, independent contractors, directors or managers outstanding on the date of this Agreement other than plan loans under any Employee Benefit Plan intended to qualify under Section 401(k) of the Code.

(p)               No Seller, nor any Affiliate thereof, has entered into any agreement or arrangement (whether written, oral or otherwise) with any Person whether denominated as a payment, security, gift, or otherwise, pursuant to which such Person would be entitled to receive any portion of the Purchase Price or Merger Consideration (including, without limitation, the Earn-Out Amount or the Additional Earn-Out Amount), whether denominated in cash or equity securities, if the effect of such agreement or arrangement would be that Buyer or Parent, or any Subsidiary of Parent other than Buyer, would be required to recognize expense (including, without limitation, compensation expense) following the Closing on account thereof.

2.17          Insurance. Schedule 2.17 sets forth a complete and accurate list of all insurance (including casualty loss, general liability, product liability, malpractice, theft, errors and omissions and all other types of insurance policies maintained by the Company Sellers) under which the Business, the Assets or the Company Employees are covered, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates. To the Knowledge of the Sellers, all such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. None of the Company Sellers has received notice of, nor, to the Knowledge of the Sellers, is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to such policy. Except as set forth on Schedule 2.11, no claim that relates to the Business, the Assets or the Company Employees currently is pending under any such policy. Schedule 2.17 identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. The activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The Company Sellers have made available to the Buyer (a) true and complete copies or binders of all such insurance policies and (b) a list of all claims paid under the insurance policies of the Company Sellers since 2011.

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2.18          Customers and Suppliers. Schedule 2.18 contains a complete and accurate list of all Company Customers both as of the date hereof and during the 12-month period ended as of the 2014 Fiscal Year End, showing the total sales to each such customer during 2013 and the 12-month period ended on the 2014 Fiscal Year End. Schedule 2.18 also contains a complete and accurate list of all of each Company Seller’s suppliers both as of the date hereof and during the 12-month period ended on the 2014 Fiscal Year End. Neither of the Company Sellers has received any notice that any of the Company Customers (a) has ceased or substantially reduced, or will cease or substantially reduce, its purchases of products or services of the Business or (b) has sought, or is seeking, to reduce the price it will pay for the products and services of the Business. Further, to the Knowledge of the Sellers, no Company Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents. None of the Company Sellers has received any notice that any supplier of the Business has sought, or is seeking, any material adverse change in the price offered or the services provided during the fiscal year ended as of the 2014 Fiscal Year End by such supplier of the Business, or that any supplier of the Business will not sell supplies or services to the Business at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Business. Further, to the Knowledge of the Sellers, no supplier of the Business has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

2.19          Relationships with Company Related Persons. Except as set forth on Schedule 2.19, (i) no Shareholder, director or officer of any Company Seller or Del Monte (any such individual, a “Company Related Person”), or, to the Knowledge of the Sellers, any Affiliate or member of the immediate family of any Company Related Person, is, or since December 31, 2012 has been, directly or indirectly, an owner of more than 5% of an Affiliate, of any Company Customer or of any supplier of any Company Seller or otherwise involved in any business arrangement or relationship with any Company Seller or any Company Customer or supplier of any Company Seller, other than employment arrangements entered into in the ordinary course of business consistent with past practices, and (ii) no Company Related Person or, to the Knowledge of the Sellers, any Affiliate or member of the immediate family of any Company Related Person, directly or indirectly, owns, or since December 31, 2012 has owned, any property or right, tangible or intangible, used by any Company Seller in the conduct of the Business. Except as set forth on Schedule 2.19, as of, and after giving effect to the Closing, no amounts will be payable by any Company Related Person to any of the Company Sellers or by any of the Company Sellers to any Company Related Person.

2.20          Legal Compliance; Governmental Licenses

(a)                Except as set forth on Schedule 2.20(a), each Company Seller and each officer, director, manager and employee of each Company Seller is, and at all times since January 1, 2010 has been, in full compliance with all Laws that are or were applicable to the operation of the Business or the ownership or use of any of the Company Sellers’ Assets.

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(b)               Except as set forth on Schedule 2.2.(b), since January 1, 2012, (i) no Company Seller or Company Related Person has received written notice from any Government Entity that alleges any non-compliance (or that any Company Seller or any officer, director, manager or employee thereof is under investigation or the subject of an inquiry by any such Government Entity for such alleged non-compliance) with any applicable Law; and (ii) none of the Company Sellers has entered into any written or, to the Knowledge of the Sellers, express oral agreement or settlement with any Government Entity with respect to its non-compliance with, or violation of, any applicable Law.

(c)                Since January 1, 2012, each Company Seller has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that such Company Seller was required to file with any Government Entity.

(d)               No Company Seller nor, to the Knowledge of the Sellers, any director, manager, officer, agent, or employee of any Company Seller or any other authorized Person acting for or on behalf of any Company Seller, has directly or indirectly in material violation of any applicable Law, rule or regulation of any Government Entity (including the Foreign Corrupt Practices Act of 1977, as amended) made any illegal, or otherwise material, contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Company Seller or any Affiliate thereof.

(e)                Each Company Seller possesses, and is in material compliance with, all Governmental Licenses necessary to conduct the Business as currently conducted. Schedule 2.20(e) contains a true and complete list of all Governmental Licenses maintained by any Company Seller. To the Knowledge of the Sellers, the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall not result in a revocation or cancellation of any Governmental License maintained by any Company Seller.

2.21          Taxes.

(a)                Each Company Seller has filed all Tax Returns that it was required to file under applicable Laws; all such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws; and all Taxes due and owing by any Company Seller (whether or not shown on any Tax Return) have been paid. No Company Seller is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Government Entity in a jurisdiction where any Company Seller does not file Tax Returns that such Company Seller is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company Seller.

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(b)               Each Company Seller has withheld and paid (i) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, and (ii) all Taxes required to be withheld in respect of any amount distributed to or allocable to any owners thereof.

(c)                To the Knowledge of the Sellers, no Government Entity may assess any additional Taxes on any Company Seller for any period for which Tax Returns have been filed. Except as set forth on Schedule 2.21(c), no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or, to the Knowledge of the Sellers, being conducted with respect to any Company Seller. Except as set forth on Schedule 2.21(c), no Company Seller has received from any Government Entity (including jurisdictions where such Company Seller has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Government Entity against such Company Seller. Schedule 2.21(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to each Company Seller for taxable periods ended on or after December 31, 2010, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Each Company Seller has provided the Buyer with correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by such Company Seller filed or received since January 1, 2010.

(d)               No Company Seller has waived any statute of limitations in respect of Taxes and no Company Seller has agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                No Company Seller is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby). Each Company Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6663 of the Code. No Company Seller has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. No Company Seller is a party to or bound by any Tax allocation, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Government Entity), or has any current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes. No Company Seller (A) is or ever has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or a member of an affiliated, consolidated, combined or unitary group with respect to any state, local or foreign Taxes, or (B) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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(f)                Neither of the Company Sellers has any unpaid Liability for any Tax under Section 1374 of the Code. The unpaid Taxes of each Company Seller do not exceed the reserve for Tax Liabilities set forth on the Financial Statements and will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Sellers in filing Tax Returns.

(g)                No Company Seller will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                 change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)               “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)             installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)             prepaid amount received on or prior to the Closing Date.

(h)               To the Knowledge of the Sellers, all books and records relating to Taxes (including related work papers) have been adequately maintained for all periods ending on or after December 31, 2010 (or for periods with respect to which the statute of limitations remains open).

(i)                 No Company Seller has elected to defer cancellation of indebtedness income under Section 108(i) of the Code.

(j)                 Except to the extent of any Excluded Assets, all fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which are paid by each Company Seller or any of its respective Affiliates are made on an arms’ length basis within the meaning of Section 482 of the Code and the regulations and rulings promulgated thereunder. No claim has been asserted by any Government Entity that any Company Seller is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Laws.

(k)               Schedule 2.21(k) sets forth a description of all transactions with respect to which any Company Seller has received a ruling request from any Taxing authority and contains a copy of such ruling requests and the corresponding rulings.

(l)                 Schedule 2.21(l) sets forth all Tax grants, abatements or incentives granted or made available by any Government Entity for the benefit of any Company Seller, and, to the Knowledge of the Sellers, any condition relating to the continued availability of such Tax grants, abatements or incentives to any Company Seller, or events or circumstances which could impair the ability of the Buyer or its Affiliates or any Company Seller to utilize such Tax grants, abatements or incentives following the Closing.

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(m)             No Company Seller has distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n)               Except as set forth on Schedule 2.21(n), there is no power of attorney given by or binding on any Company Seller with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

(o)               Each Company Seller has filed with the appropriate Government Entities all unclaimed property reports as required under applicable Laws.

(p)               No Company Seller has an interest in an entity classified as a partnership for federal income Tax purposes.

(q)               No Company Seller has taken any positions with respect to Taxes shown on Tax Returns filed prior to the date hereof that would require disclosure on Schedule UTP to IRS Form 1120, assuming for such purposes that such Company Seller is required to file Schedule UTP.

(r)                 As of the date hereof, Service has in place a valid election to be treated as an S corporation for U.S. federal income Tax purposes (and any corresponding provision of state, local and foreign Law) and has validly held such status since those dates set forth on Schedule 2.21(r) and will be an S corporation up to and including the Closing Date, and Service has not made any filings or taken any actions inconsistent with such status.

2.22          Environmental Matters.

(a)                Each Company Seller has obtained all Governmental Licenses under Environmental Laws required for the conduct and operation of the Business and is in compliance with the terms and conditions contained therein and with all applicable Environmental Laws;

(b)               Except as set forth on Schedule 2.22(b):

(i)                 there are no Environmental Claims pending or, to the Knowledge of the Sellers, threatened with respect to the Acquired Assets or the Business;

(ii)               there is no condition on, at or under any property (including the air, soil and groundwater) currently or, to the Knowledge of the Sellers, formerly owned, leased or used by any Company Seller (including off-site waste disposal facilities) or created by any of the Company Sellers’ operations that would create a Liability with respect to the Acquired Assets or the Business under applicable Environmental Laws;

(iii)             there are no past or present actions, activities, circumstances, events or incidents (including the Release or Handling of any Hazardous Material) with respect to the Business or any property currently or, to the Knowledge of the Sellers, formerly owned, leased or used by any Company Seller that would form the basis of an Environmental Claim or create a Liability under applicable Environmental Laws;

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(iv)             to the Knowledge of the Sellers, there are no underground storage tanks, above ground storage tanks or drums of Hazardous Materials present on any portion of any property leased or used by any Company Seller;

(v)               except as otherwise provided in the Leases, neither of the Company Sellers has agreed to assume, undertake or provide indemnification for any liability of any other Person under any Environmental Law or to investigate or clean up any Hazardous Materials;

(vi)             neither of the Company Sellers has caused a Release or otherwise placed any Hazardous Materials into, on or under the soils, surface water or groundwater at, on, under or from any portion of any property owned, leased, operated or used by any Company Seller or any other location; and

(vii)           to the Knowledge of the Sellers, no portion of any structures on any property owned, leased, operated or used by any Company Seller in the Business contains any asbestos or mold in violation of any Environmental Law.

(c)                Except as set forth on Schedule 2.22(c), no Company Seller has been provided with any site assessments, compliance audits, notices, environmental studies or similar reports relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by any Company Seller or any predecessor in interest thereto, (ii) any Hazardous Materials Handled or Released by any Company Seller or any other Person in connection with the Business and any Hazardous Materials Released on, under, about or from, or otherwise in connection with, any of the properties or assets currently owned, leased, operated or used by any Company Seller in connection with the Business or (iii) compliance by any Company Seller with Environmental Laws.

2.23          Orders, Commitments and Returns. There are no asserted, or, to the Knowledge of the Sellers, if unasserted, sustainable, claims to return merchandise of any Company Seller by reason of alleged over-shipments, defective merchandise, breach of warranty or otherwise, other than such claims regularly experienced and resolved in the ordinary course of business and consistent with past practices. There is no merchandise in the hands of customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in any of the Company Sellers’ Contracts. The Sellers do not have Knowledge that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any material cancellations or withdrawals of accepted and unfilled orders for the sale of any of the Company Sellers’ merchandise.

2.24          Accounts Receivable; Trade Accounts Payable. The accounts receivable of each Company Seller (i) arose through such Company Seller’s bona fide sales of goods or merchandise to a customer, (ii) to the Knowledge of the Sellers, are not subject to any dispute, offset, counterclaim or other claim or defense on the part of the customer, (iii) are not subject to any return or rejection of the merchandise in respect of such account receivable which, to the Knowledge of the Sellers, has not been cured or remedied to the satisfaction of the customer, and (iv) are evidenced by an invoice rendered to the customer. The Trade Accounts Payable of each Company Seller have arisen from bona fide transactions.

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2.25          Insolvency. Neither of the Company Sellers is now insolvent, and will not be rendered insolvent by any of the transactions contemplated hereby. In addition, immediately after giving effect to the consummation of the transactions contemplated hereby, (a) each of the Company Sellers will be able to pay its debts as they become due, (b) neither of the Company Sellers will have unreasonably small capital with which to conduct its respective present or proposed business, and (c) each of the Company Sellers will have assets (calculated at fair market value) that exceed its liabilities, as applicable.

2.26          No Undisclosed Liabilities. Except as set forth on Schedule 2.26, none of the Company Sellers has any Liabilities, except for (i) liabilities or obligations reflected or reserved against in the Financial Statements and (ii) current Liabilities incurred in the ordinary course of business of the Company Sellers consistent with past practices since the date of the most recently delivered Financial Statements.

2.27          Securities Laws Matters.

(a)                The Subordinated Seller Note and the Subordinated Convertible Seller Note to be issued to each of the Company Sellers hereunder are being acquired for the account of each Company Seller for the purpose of investment and not with a view to the resale or distribution thereof except pursuant to an effective registration under the Securities Act and applicable state securities laws, or pursuant to an available exemption from such registration requirement.

(b)               Each Company Seller is familiar with the business to be conducted by Parent and its subsidiaries, taking into account the consummation of the transactions contemplated hereby; (ii) representatives of each Company Seller have had the opportunity to ask questions and receive answers from representatives of the Buyer Parent concerning the business, financial condition and prospects of the Buyer and Parent and their subsidiaries, and the Subordinated Seller Note and Convertible Seller Note to be issued to each of the Company Sellers hereunder; and (iii) each Company Seller has received any additional information concerning the Buyer and Parent and their subsidiaries that representatives of such Company Seller have requested. The Company Sellers have been provided access by Parent to the following filings of Parent with the SEC: (i) Parent’s Annual Report on Form 10-K for the fiscal year ended December 27, 2013, filed on March 12, 2014, (ii) Parent’s Quarterly Reports on Form 10-Q for the quarters ended September 26, 2014, June 27, 2014 and March 28, 2014, filed on November 5, 2014, August 6, 2014 and May 12, 2014, respectively, (iii) Parent’s definitive proxy statement for its 2014 annual meeting of stockholders, filed on April 4, 2014, and (iv) Parent’s Current Reports on Form 8-K, filed on December 12, 2014, August 6, 2014, July 28, 2014, May 22, 2014 and March 12, 2014.

(c)                Each Company Seller (i) is an “accredited investor,” as such term is defined in rule 501 of Regulation D under the Securities Act, and (ii) has such knowledge and experience in financial and business matters that such Company Seller is capable of evaluating the merits and risks of the acquisition of the Subordinated Seller Note and Convertible Seller Note to be issued to such Company Seller hereunder.

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2.28          Full Disclosure. To the Knowledge of the Sellers, neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument and document furnished or to be furnished by the Sellers to the Buyer pursuant to this Agreement or any Transaction Document, contains any untrue statement of a fact or omits to state any fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

ARTICLE III.
Representations and Warranties of THE Buyer AND PARENT

The Buyer and Parent, jointly and severally, represent and warrant to the Sellers as follows:

3.1              Organization, Power and Authority. Each of Parent and the Buyer is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and the Buyer is duly qualified or otherwise authorized to act as a foreign corporation or limited liability company, as applicable, and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary. Parent and the Buyer each possess all requisite corporate and limited liability company power and authority, as applicable, necessary to own and operate its properties, to carry on its business as presently conducted, to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to carry out the transactions contemplated by this Agreement.

3.2              Authorization; No Breach.

(a)                The execution, delivery and performance of this Agreement has been duly authorized by the Buyer and Parent. This Agreement constitutes a valid and binding obligation of each of the Buyer and Parent, enforceable in accordance with its terms, and all of the Transaction Documents to which the Buyer and Parent are a party, when executed and delivered by the Buyer or Parent in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Buyer or Parent, as applicable, enforceable in accordance with its terms, except for Creditors' Rights and Equitable Limitations.

(b)               Except as set forth on Schedule 3.2(b), the execution, delivery and performance by the Buyer and Parent of this Agreement and all other Transaction Documents to which the Buyer or Parent is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Buyer or Parent, as applicable, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, Consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the organizational documents of the Buyer or Parent, (B) any Law to which the Buyer or Parent is subject, or (C) any agreement or instrument to which the Buyer or Parent is subject (but specifically excluding the Assumed Contracts to which the Buyer or Parent is a party as a result of this Agreement).

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3.3              Litigation. There are no Proceedings pending or, to the Knowledge of either the Buyer or Parent, threatened against or affecting either the Buyer or Parent, at law or in equity, or before any Government Entity, with respect to the transactions contemplated by this Agreement or which if adversely determined would have an effect on the Buyer’s or Parent’s ability to consummate the transactions contemplated hereby in a timely manner or perform its obligations hereunder.

3.4              Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which either the Buyer or Parent (or their respective Affiliates) is subject for which the Sellers could become liable or obligated.

ARTICLE IV.
COVENANTS

4.1              Reasonable Best Efforts. Each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to cause all of the conditions to the Parties’ obligations set forth in Article V to be satisfied and to consummate the transactions contemplated hereby as soon as practicable.

4.2              Conduct of the Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer, which consent shall not be unreasonably withheld, the Company Sellers shall, and the Shareholders shall cause the Company Sellers to (x) conduct the Business in the ordinary course of business consistent with past practices and (y) use commercially reasonable efforts to maintain and preserve intact the current business organization, operations and franchises of the Company Sellers and to preserve the rights, franchises, goodwill and relationships of the Company Sellers’ employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, the Company Sellers shall, and the Shareholders shall cause the Company Sellers to:

(a)                except as set forth on Schedule 4.2(a), and except for the Excluded Assets, maintain the properties of the Company Sellers and the Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(b)               defend and protect the properties of the Company Sellers and the Assets from known infringement or usurpation;

(c)                not voluntarily allow the creation of any Lien or other encumbrance upon any of the Assets;

(d)               except as set forth on Schedule 4.2(d), and except for the Excluded Assets, not take or fail to take any action that if taken or not taken immediately prior to the date hereof would be required to be disclosed on Schedule 2.10;

(e)                grant any increase in the compensation of, or pay any bonus to, any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) except in the ordinary course of business and consistent with past practices or adopt any such plan or other arrangements; and

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(f)                adopt, amend or increase the payments or benefits under any Employee Benefit Plan, employment agreement or other arrangements except in the ordinary course of business and consistent with past practices.

4.3              Access to Information. From the date hereof until the Closing, the Company Sellers shall, and the Shareholders shall cause the Company Sellers to (a) afford the Buyer and its representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, Assets, premises, books and records, Contracts and other documents and data related to the Business; (b) furnish the Buyer and its representatives with such financial, operating and other data and information related to the Business as the Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of each Seller to reasonably cooperate with the Buyer in its investigation of the Business. Any investigation pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by the Buyer or Parent or other information received by the Buyer or Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any of the Sellers in this Agreement. The exercise of any rights of access, inspection or examination by or on behalf of the Buyer shall not affect or mitigate any of the Sellers’ covenants, representations and warranties in this Agreement or the Buyer’s rights under this Agreement.

4.4              No Solicitation of Other Bids.

(a)                None of the Sellers shall, and none of the Sellers shall authorize or permit any of their Affiliates or any of their representatives (including the Sellers’ Representative) to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each of the Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than the Buyer or Parent or any of their Affiliates) relating to the direct or indirect disposition, whether by sale, stock purchase, merger or otherwise, of all or any portion of the Business or the Assets.

(b)               In addition to the other obligations under this Section 4.4, the Sellers shall promptly (and in any event within forty-eight hours after receipt thereof by such Seller or their representatives) advise the Buyer and Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

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(c)                Each Seller agrees that in the event of any breach or alleged breach of this Section 4.4, the Buyer and Parent are entitled to have this provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and Parent and that money damages would not provide an adequate remedy to the Buyer and Parent.

4.5              Notification.

(a)                From the date hereof until the Closing, the Sellers shall promptly notify the Buyer and Parent in writing of:

(i)                 any fact, circumstance, event, condition or action to which any Seller is made aware, the existence, occurrence or taking of which (A) has had or could reasonably be expected to have a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.1 to be satisfied;

(ii)               any notice or other communication from any Person to which any Seller is made aware alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)             any notice or other communication from any Government Entity to which any Seller is made aware in connection with the transactions contemplated by this Agreement;

(iv)             any Proceedings commenced or threatened against, to which any Seller is made aware, relating to or involving or otherwise affecting the Business, the Acquired Assets or the Assumed Liabilities or that relates to the consummation of the transactions contemplated by this Agreement;

(v)               the occurrence of any breach of any covenant by any of the Sellers to which any Seller is made aware.

(b)               The Buyer’s and Parent’s receipt of information pursuant to this Section 4.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement shall not be deemed to amend or supplement the Schedules to this Agreement, and shall not affect the Buyer Indemnitees’ rights to indemnification under the Indemnification Agreement.

(c)                No disclosure pursuant to this Section 4.5 will prevent or cure any breach of any representation or warranty or covenant set forth herein.

4.6              Employee Matters and Employee Benefits.

(a)                Offers of Employment or Engagement. Schedule 4.6(a) identifies those Company Employees who will be terminated by the applicable Company Seller employing such Company Employee, immediately prior to the Closing (the “Excluded Employees”). Other than the Excluded Employees, on or before the Closing, the Buyer or an Affiliate thereof shall offer to hire or retain as of the Effective Time all Company Employees (the “Eligible Employees”). Nothing in this Agreement shall be construed to create a right in any Eligible Employee to employment or retention by the Buyer or any of its Affiliates for any specific period of time and, subject to any agreement between an employee and the Buyer or any of its Affiliates, the employment or retention of each Eligible Employee who is employed or retained by the Buyer or any of its Affiliates (the “Hired Employees”) after the Closing shall be on an “at will” basis.

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(b)               Up to and following the Closing, each Company Seller shall continue the health insurance Employee Benefit Plan currently in effect with respect to the Business if and as required by Law (or adopt a successor plan), and assume all responsibility for the provision of health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, to all "M&A qualified beneficiaries" (within the meaning of Treasury Regulations §54.4980B-9, Q&A-4) that experience a qualifying event under COBRA prior to or in connection with the transactions contemplated by this Agreement, including, without limitation, (i) all Company Employees not hired by the Buyer or its Affiliates at the Closing and their beneficiaries, and (ii) all other current and former employees of the Company Sellers and their respective Affiliates (not including any Hired Employees employed by the Buyer or its Affiliates as of the Effective Time), and their beneficiaries. Each Company Seller’s obligation to continue the health insurance Employee Benefit Plan currently in effect pursuant to this Section 4.6 shall continue following the Closing until such time as prescribed by Law. The Buyer shall not have any responsibility, liability or obligation, whether to employees not hired by it or its Affiliates at the Closing and their beneficiaries, or to other current and former employees of any Company Seller or their Affiliates (not including any Hired Employees employed by the Buyer as of the Effective Time) with respect to any notification or provision of health continuation coverage in accordance with the requirements of COBRA.

(c)                Each Company Seller shall cease contributions to, and adopt all corporate or limited liability company resolutions, as applicable, required to terminate their respective Employee Benefit Plans, and vest all participants under any applicable 401(k) Plan, in each case as prescribed by Law, immediately prior to Closing.

(d)               No Seller, nor any Affiliate thereof, shall enter into any agreement or arrangement (whether written, oral or otherwise) with any Person whether denominated as a payment, security, gift, or otherwise, pursuant to which such Person would be entitled to receive any portion of the Purchase Price or Merger Consideration (including, without limitation, the Earn-Out Amount or the Additional Earn-Out Amount), whether denominated in cash or equity securities, if the effect of such agreement or arrangement would be that Buyer or Parent, or any Subsidiary of Parent other than Buyer, would be required to recognize expense for financial reporting purposes (including, without limitation, compensation expense) following the Closing on account thereof.

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4.7              Non-Competition.

(a)                Material Inducement. Each Company Seller and Shareholder hereby acknowledges that such Company Seller or Shareholder is familiar with the Combined Companies’ Business’s Trade Secrets and with other Confidential Information and Trade Secrets pertaining to the Acquired Assets and the assets of Del Monte and the Business and Del Monte’s Business. Each Company Seller and Shareholder acknowledges and agrees that the Buyer and Parent and their Affiliates would be irreparably damaged if any of the Company Sellers or Shareholders or any of their Affiliates were to provide services to or otherwise participate in the business of any Person competing or planning to compete with the Buyer or its Affiliates in a business similar to the Combined Companies’ Business and that any such competition by any of the Company Sellers or Shareholders or any of their Affiliates would result in a significant loss of goodwill by the Business. The Company Sellers and the Shareholders further acknowledge and agree that the covenants and agreements set forth in this Section 4.7 were a material inducement to the Buyer and Parent to enter into this Agreement and to perform their obligations hereunder and that neither the Buyer nor its Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any of the Company Sellers or Shareholders or their Affiliates breached the provisions of this Section 4.7.

(b)               Restrictive Covenants. In further consideration of the amounts to be paid hereunder for the Business, each Company Seller and each of the Shareholders covenants and agrees that it will not, and will cause its Affiliates not to, without the prior written consent of the Buyer (which consent may be withheld in the Buyer’s sole discretion), engage, directly or indirectly, including through direct or indirect equity ownership, in any business competing or planning to compete with the Combined Companies’ Business, including, but not limited to, soliciting or serving any customers of the Combined Companies’ Business, for a period of five (5) years following the Closing in all States of the United States of America and all foreign jurisdictions where the Combined Companies’ Business has operations or does business. In addition, each Company Seller and each Shareholder agrees that until the fifth (5th) anniversary of the Closing, it shall not (and shall cause its Affiliates not to) directly, or indirectly through another Person, solicit, hire or attempt to hire any Hired Employee, any employee of Del Monte’s as of the date hereof or the Closing Date or other employee of the Buyer or its Affiliates without the Buyer’s prior written consent, which consent may be withheld in the Buyer’s sole discretion.

(c)                Remedies. If, at the time of enforcement of any of the covenants contained in Section 4.7(b) (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Laws. Each Company Seller and Shareholder has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Acquired Assets and the Business made by the Buyer hereunder. Each Company Seller and Shareholder further acknowledges and agrees that the Restrictive Covenants are being entered into by them in connection with the sale of the Business and the goodwill of the Business.

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If any of the Company Sellers or the Shareholders, or any of their Affiliates, breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Buyer or any of its respective Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer, or any of its Affiliates, at law or in equity:

(i)                 the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and that monetary damages would not provide an adequate remedy to the Buyer; and

(ii)               the right and remedy to require the Company Sellers or the Shareholders to account for and pay over to the Buyer or its Affiliates any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date any Company Seller or Shareholder or any Company Seller’s Affiliate was in breach of any of the Restrictive Covenants.

(d)               In the event of any breach or violation by any Company Seller or Shareholder or any Company Seller’s Affiliate of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(e)                The parties recognize the possibility that a Shareholder may execute in the future or may have executed in the past other agreements with Parent, Buyer, any of their Subsidiaries or any of their Affiliates, including, but not limited to, the Merger Agreement and the Transaction Documents contemplated in the Purchase Agreement including any employment agreement or offer letter (the “Additional Agreements”), which contain restrictive covenants similar to the ones contained in this Section 4.7. It is intended that Parent, Buyer, their Subsidiaries and their Affiliates at all times be afforded the broadest benefit and protection possible under this Agreement and any Additional Agreements, and, to the extent possible and permissible under applicable law, any similar restrictive covenants contained in this Agreement and any Additional Agreement shall be read together and their terms combined in the manner most restrictive to a Shareholder and most protective to Parent, Buyer, their Subsidiaries and their Affiliates. To the extent that any restrictive covenants contained in any Additional Agreement differ from, conflict with or are inconsistent with any restrictive covenants contained in any other Additional Agreement or contained in this Agreement, the restrictive covenants most restrictive to a Shareholder and most protective to Parent, Buyer, their Subsidiaries and their Affiliates shall control, without regard to the relative timing of their execution, to the maximum extent permissible under applicable law.

(f)                Notwithstanding anything in this Section 4.7 or this Agreement or the Transaction Documents to the contrary, the provisions of this Section 4.7, including but not limited to, the prohibitions, restrictions and limitations on Sellers (and/or its/their Affiliates or family members), shall not prohibit the ownership by such Persons of the OWP Interest held or to be held by Sellers (and/or its/their Affiliates or family members), and shall not apply to the OWP Business as it is conducted on the date hereof, nor any of Sellers’ (and/or its/their Affiliates’ or family members’) involvement in the OWP Business as it is conducted on the date hereof, which OWP Interests and OWP Business Sellers (and/or its/their Affiliates or family members) may, subject to the terms and conditions of this Section 4.7(f), hold and conduct in Sellers’ (and/or its/their Affiliates’ or family members’) sole and absolute discretion.

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Schedule 4.7(f) attached hereto contains a description (including a description of the mix of business between retail and wholesale) of the OWP Business as it is conducted on the date hereof, and each of the Sellers, Buyer and Parent acknowledge and agree that the description of the OWP Business included on Schedule 4.7(f) represents a business that is not in violation of the Restrictive Covenants and is non-competitive with the Business. Should the OWP Business as conducted on the date hereof materially change at any time post-Closing, then the Sellers’ Representative shall promptly notify the Buyer and Parent in writing of such change and if Parent and Buyer reasonably conclude that as so changed the OWP Business is competitive with the Combined Companies’ Business or any Sellers’ (and/or its/their Affiliates’ or family members’) involvement in the OWP Business or continued ownership of the OWP Interests violates the Restrictive Covenants, then any such Seller, Affiliate or family member shall promptly resign from the Board of Directors or other organizational body and as an employee of OWP or any successor thereof, and shall divest its/their OWP Interests on or before twelve (12) months from the date of such material change in the OWP Business.

4.8              Further Assurances. Following the Closing, the Company Sellers and the Shareholders shall execute and deliver such further instruments of conveyance and transfer as the Buyer or Parent may reasonably request and provide and shall take such additional action as the Buyer or Parent may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including the transfer to the Buyer of the Acquired Assets, and each of the Company Sellers and the Shareholders shall execute such reasonable documentation provided by the Buyer or Parent as may be reasonably necessary to assist the Buyer or Parent in preserving or perfecting its rights in the Acquired Assets.

4.9              Confidentiality.

(a)                The Parties acknowledge and agree that certain information relating to the Parties is confidential (“Confidential Information”). Confidential Information includes (i) all of the terms and conditions of this Agreement and any of the other Transaction Documents, (ii) all information regarding the Sellers disclosed to the Buyer or Parent or learned by the Buyer or Parent during due diligence of the Sellers, and all information regarding the Buyer or Parent disclosed to the Sellers or learned by the Sellers during the Parties’ negotiations, and (iii) any information relating to the negotiations between the Parties, including, without limitation, offers and counteroffers regarding the terms and conditions of this Agreement and the Transaction Documents which do and do not ultimately form part of the final executed versions of the Transaction Documents. The Parties further acknowledge and agree that Confidential Information also includes (A) financial, accounting and Tax information, including, without limitation, earnings, sales, financial projections and other similar information, (B) internal policies and procedures, marketing strategies, customer lists pricing information, products, services and budgets, (C) sources of supplies and terms of suppliers, (D) information relating to business practices, (E) personnel information, (F) information relating to litigation or possible litigation and (G) information relating to the other Acquired Intellectual Property.

(b)               The Parties shall treat all Confidential Information as strictly confidential and proprietary, shall not disclose such Confidential Information and shall comply in all material respects with all Laws protecting such Confidential Information from unauthorized disclosure. The Parties further agree not to take any action which would cause all or any portion of the Confidential Information which is privileged to lose such protection. Each Party shall implement such systems and controls as may be reasonably necessary to ensure that it and each of its officers, directors, Affiliates, agents, representatives and employees comply with the confidentiality provisions of this Agreement. Each Party further agrees, if and to the extent permitted by applicable Law, to notify the other Parties immediately in writing of any Known attempt or effort by any third party to obtain information or documents that comprise a part of the Confidential Information, including, without limitation, receipt of a subpoena or request for information or documents, to permit such other Parties, at their own expense, to seek a protective order or otherwise defend against such disclosure or delivery.

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(c)                Notwithstanding any terms herein to the contrary, information shall not be considered Confidential Information if such information (i) was available to the public prior to the time of disclosure to the receiving Party, (ii) becomes available to the public as a result of action by Persons other than the receiving Party, or (iii) is information which the receiving Party can document was independently developed by such Party.

(d)               If, for any reason, the terms of this Section 4.9 conflict with any other confidentiality agreement to which any Party is subject for the benefit of the other Parties, including, but not limited to, the Confidentiality Agreement, all such conflicts shall be resolved by giving the maximum confidentiality protections to the Confidential Information.

(e)                Notwithstanding this Section 4.9, the Sellers agree and acknowledge that Parent may have to disclose certain information with respect to the transactions contemplated by this Agreement pursuant to the Exchange Act. Accordingly, the Parties hereby agree, if Parent is required to disclose the transactions contemplated hereby pursuant to the Exchange Act, such disclosure shall not be a violation or breach of this Section 4.9.

4.10          Transfer Taxes, Etc. All sales, use, transfer, notary, stamp, stamp duty or similar Taxes and fees, arising out of the transfer of the Acquired Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Acquired Assets (collectively, the “Transfer Taxes”) shall be the responsibility of the Company Sellers. The Tax Returns relating to such Transfer Taxes shall be timely prepared by the Company Sellers, as applicable, and the Company Sellers will provide copies of such Tax Returns to the Buyer within ten (10) days of filing such Tax Returns. Except as otherwise set forth above, all certifications and re-certifications, registrations and re-registrations, permitting and re-permitting, each in connection with Transfer Taxes related to the Acquired Assets and the Transfer Taxes related to the use and operation of same arising out of the purchase of the Acquired Assets including but not limited to the rolling stock as concerns Del Monte required or appropriate in connection with the Acquired Assets and Buyer’s acquisitions, use and operation thereof, shall be the sole responsibility of Parent and Buyer, at Parent and Buyer’s sole cost and expense.

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4.11          Cooperation on Tax Matters.

(a)                Cooperation. Each of the Buyer and Parent, on the one hand, and the Sellers, on the other hand, shall, or shall cause their respective Affiliates to, furnish or cause to be furnished to each other, as promptly as practical, such information and assistance relating to the Business, the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation of any Tax audit, for the preparation of any Tax protest or for the prosecution or defense of any suit or other Proceeding relating to Tax matters.

(b)               Mitigation. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

4.12          Misdirected Payments. Following the Closing, to the extent that the Buyer receives any checks, cash or other form of payment that is the property of one of the Company Sellers, the Buyer shall promptly return the same to such Company Seller. Following the Closing, to the extent that any Seller receives any checks, cash or other form of payment that is the property of the Buyer after the Effective Time, such Seller shall promptly return the same to the Buyer.

4.13          Consents. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract, claim or other right of the Company Sellers if the assignment or attempted assignment thereof without the Consent of another Person would (i) constitute a breach thereof or adversely affect the Business; (ii) be ineffective or render the Assumed Contract void or voidable, or (iii) materially affect either Company Seller’s rights thereunder so that the Buyer would not in fact receive all such rights. In any such event, the Company Sellers and the Shareholders shall cooperate in any reasonable arrangement designed to provide for the Buyer the benefits under any such Assumed Contract, claim or right, including enforcement of any and all rights of any Company Seller against the other Person arising out of the breach or cancellation by such other Person or otherwise. After the Closing, except as otherwise requested by the Buyer in writing, the Parties shall continue to use reasonable best efforts to obtain the Consent to the assignment of such Assumed Contract, claim or right.

4.14          Payment of Excluded Liabilities and Pre-Closing Liabilities. On and after the Closing Date, the Company Sellers shall, pay and discharge all of the Excluded Liabilities and the Pre-Closing Liabilities, including, but not limited to, all of the debts and Liabilities arising in connection with the ownership or operation of the Acquired Assets or the Business prior to the Effective Time, whether or not the claim with respect thereto has been asserted on or prior to the Effective Time, other than the Assumed Liabilities. If any Excluded Liabilities or Pre-Closing Liabilities are not so paid or provided for, or if the Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the Business, the Buyer may at any time after the Closing Date, upon prior written notice to the Company Sellers (provided that the failure to notify the Company Sellers shall not relieve the Company Sellers from their obligations under this Section 4.14), elect to make all such payments directly (but shall have no obligation to do so) and seek reimbursement from the Sellers for such payments to the extent that Buyer is entitled to be indemnified or held harmless in regard to such payments under the Indemnification Agreement. For clarity, any election by Buyer to make any such payments directly shall not operate as a waiver of Company Sellers rights or defenses (as a disputed liability or otherwise) against such payee or Buyer and/or under the Indemnification Agreement, all of which are reserved by Company Sellers irrespective of such direct payment by Buyer.

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4.15          Bulk Sales. The Buyer and the Sellers hereby waive compliance with any applicable “bulk sales law” or other similar Law in connection with the transactions contemplated hereby.

4.16          Books and Records.

(a)                In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, the Buyer shall:

(i)                 retain the books and records (including personnel files) of the Company Sellers delivered to the Buyer in connection with the Closing relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Business; and

(ii)               upon reasonable notice, afford any of the Sellers reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)               In order to facilitate the resolution of any claims made by or against or incurred by the Buyer or any of its Affiliates after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, the Company Sellers and the Shareholders shall:

(i)                 retain the books and records (including personnel files) of the Company Sellers which relate to the Business and its operations for periods prior to the Closing; and

(ii)               upon reasonable notice, afford the Buyer or any of its Affiliates reasonable access (including the right to make, at such Person’s expense, photocopies), during normal business hours, to such books and records.

(c)                None of the Parties shall be obligated to provide the other Parties with access to any books or records (including personnel files) pursuant to this Section 4.16 where such access would violate any Law.

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4.17          HSR Act.

Promptly following the execution of this Agreement, but in no event later than twenty (20) Business Days following the date of this Agreement, the Parties shall file with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) the notifications and other information (if any) required to be filed under the HSR Act. Promptly following the execution of this Agreement, the Sellers and the Buyer shall promptly proceed to prepare and file with the appropriate Government Entities such additional requests, reports or notifications as may be required or, in the reasonable opinion of the Buyer and the Sellers’ Representative, advisable, in connection with this Agreement and shall diligently and expeditiously prosecute, and shall reasonably cooperate with each other in the prosecution of, such matters. Except as may be prohibited by any Government Entity or by any Law, each Party shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary or, in the opinion of the Buyer and the Sellers’ Representative, advisable, under the HSR Act. Each Party shall keep each other Party apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or DOJ. The Parties shall reasonably cooperate to direct any Proceedings or negotiations with any Government Entity and, to the extent that any Party is required by applicable Laws to make the filing, request or other submission which triggers any proceedings or negotiations with any Government Entity relating to any of the foregoing, such Party shall afford the other a reasonable opportunity to participate therein. Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of their subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause the other to dispose of any assets; (ii) to discontinue or cause any of their subsidiaries to discontinue offering any product or service, or to commit to cause the other to discontinue offering any product or service; (iii) to make or cause any of their subsidiaries to make any commitment (to any Government Entity or otherwise) regarding its future operations or the future operations of any of the other. The Buyer, on the one hand, and the Sellers, on the other hand, shall each pay fifty percent of any filing fees required with respect to the Consent of any Government Entity, including any fees required pursuant to the HSR Act.

4.18          Change of Name.

On the Closing Date, each Company Seller shall amend its certificate of incorporation or its certificate of formation, as applicable, and take all other actions necessary to change its name to one sufficiently dissimilar to such Company’s present name, as applicable, in Buyer’s reasonable judgment, to avoid confusion.

4.19          Pre-Closing Financial Statements. Until the Closing Date, Sellers shall deliver to the Buyer within fifteen (15) days after the end of each month a copy of the unaudited monthly consolidated financial statements of each Company Seller as of the end of such month and for the fiscal period then ended prepared in a manner and containing information consistent with the preparation of the Interim Financial Statements.

4.20          Anti-Manipulation.  Between the date hereof and the Closing, no Company Seller or Shareholder shall engage in any transactions involving the Parent Common Stock, including establishing any short position or otherwise executing any hedging transaction, the effect of which would be to cause a reduction in the price of the Parent Common Stock.

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ARTICLE V.

CONDITIONS TO CLOSING

5.1              Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                (i) Each of the representations and warranties of the Sellers set forth in Section 2.1 (Organization; Ownership of Equity; Capitalization and Power), Section 2.2 (Authority), Section 2.3 (Non-Contravention), Section 2.7 (Assets) and Section 2.12 (Brokerage) and set forth Article II that are qualified with reference to “material,” “materiality,” or “material adverse effect” (or other similar terms or qualifiers) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to any supplement to the Schedules to this Agreement; and (ii) each of the representations and warranties of the Sellers set forth in Article II (other than those described in clause (i) of this Section 5.1(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to any supplement to the Schedules to this Agreement. The Sellers shall deliver or cause to be delivered to the Buyer a certificate dated as of the Closing Date executed by the Shareholders and a duly authorized officer of each of the Company Sellers confirming the foregoing.

(b)               Each of the Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date. The Sellers shall deliver or cause to be delivered to the Buyer a certificate dated as of the Closing Date executed by the Shareholders and a duly authorized officer of each of the Company Sellers confirming the foregoing.

(c)                No Proceeding shall have been commenced against the Buyer or Parent, or any of the Affiliates, or any of the Sellers related to the Business, the Transaction Documents or any of the transactions contemplated thereby.

(d)               The Sellers shall have delivered the 2014 Audited Financial Statements.

(e)                All approvals, consents and waivers that are listed on Schedule 1.7(b)(xi) shall have been received.

(f)                There shall not have occurred any Material Adverse Effect since the date of this Agreement.

(g)               The Buyer shall have received all Consents from Government Entities, including USDA Grant of Inspection Establishment Numbers that are necessary for them to conduct the Business as conducted by the Company Sellers as of the Closing Date.

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(h)               All Liens relating to the Acquired Assets shall have been released in full, other than Permitted Liens, and the Sellers shall have delivered to the Buyer written evidence, in form satisfactory to the Buyer and Seller, of the release of such Liens.

(i)                 The Buyer shall have conducted a count of the Acquired Inventory at the Buyer’s sole cost and expense and be satisfied, in the Buyer’s sole discretion, that a sufficient amount of inventory, of a quality and quantity usable and saleable in the ordinary course of the Business of each of the Company Sellers, exists as of the Closing.

(j)                 The applicable parties shall have executed and delivered each Assignment and Assumption of Lease and the landlords of the Family-Owned Facilities shall have executed and delivered the Lease Agreements.

(k)               The Company Sellers shall have delivered the Estoppel Letters, executed by the landlord/lessor of each of the Assumed Leases.

(l)                 The Company Sellers shall have waived compliance with any applicable “bulk sales law” or other similar Laws in connection with the transactions contemplated hereby.

(m)             The Company Sellers and their respective shareholders and members, as applicable, shall have ceased contributions to, and adopted all corporate or limited liability company resolutions, as applicable, required to terminate all of their respective Employee Benefit Plans and vest all participants under any applicable 401(k) Plan immediately prior to Closing, and such resolutions shall be in full force and effect.

(n)               The Business shall have working capital of at least the Targeted Net Working Capital to operate consistent with past practices over the twelve months immediately preceding the Closing.

(o)               The applicable waiting period under the HSR Act shall have expired or been terminated.

(p)               The Sellers shall have caused the documents and instruments required by Section 1.7(b) to be delivered (or tendered subject only to Closing) to the Buyer.

(q)               The Buyer shall have completed, to its satisfaction, financial, accounting, legal, environmental, systems, tax and business due diligence review of the Business, the Assets, and the operations of the Company Sellers, including any I-9 examination or audit.

(r)                 Except with respect to Indebtedness for borrowed money that is to be paid at the Closing, the Sellers shall deliver evidence reasonably satisfactory to the Buyer of full and complete payment of all Indebtedness, and releases of all Liens on the properties and assets of the Company Sellers in a form reasonably acceptable to the Company Sellers and Buyer.

(s)                With respect to Indebtedness for borrowed money to be paid at the Closing, the Sellers shall have caused to be delivered payoff letters or other statements reasonably satisfactory to the Buyer and Company Sellers setting forth payment instructions and amounts and confirming that all Liens on the Acquired Assets secured in connection with such Indebtedness will be released, or entitled to be released, upon payment, in each case in a form reasonably acceptable to the Buyer and Company Sellers.

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(t)                 Each of the conditions to the obligation of Parent or any Affiliate thereof that is a party thereto to consummate the Merger under the Merger Agreement shall have been satisfied and the Merger shall be effective.

(u)               There must not have been made or threatened by and Person any claim asserting that such Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in any of the Company Sellers.

(v)               This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders and members, as applicable, of each of the Company Sellers, in accordance with applicable Law.

(w)             The Company Sellers shall have completed the systems conversion as described in Schedule 5.1(w).

(x)               The Parties shall have agreed in writing to the Final Allocation.

(y)               Each of the Financing Amendments shall have become effective without modification or amendment.

(z)                The Sellers shall have delivered to the Buyer such other documents or instruments as the Buyer may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

5.2              Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’, waiver, at or prior to the Closing, of each of the following conditions:

(a)                (i) Each of the representations and warranties of the Buyer and Parent set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority; No Conflict), and Section 3.4 (Brokerage) and set forth in Article III that are qualified with references to “material,” “materiality” or “material adverse effect” shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to any supplement to the Schedules to this Agreement; and (ii) each of the representations and warranties of the Buyer and Parent set forth in Article III (other than those described in clause (i) of this Section 5.2(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to any supplement to the Schedules to this Agreement. The Buyer and Parent shall deliver or cause to be delivered to the Sellers’ Representative a certificate dated as of the Closing Date executed by a duly authorized officer of each of the Buyer and Parent, as applicable, confirming the foregoing.

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(b)               The Buyer and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to which it is a party to be performed or complied with by it prior to or on the Closing Date.

(c)                J. DeBenedetti shall have been appointed to the Board of Directors of Parent or arrangements shall have been made reasonably satisfactory to J. DeBenedetti to so appoint J. DeBenedetti to the Board of Directors of Parent immediately after the Effective Time.

(d)               No Proceeding shall have been commenced against either the Buyer or Parent or any of the Sellers, which could reasonably be expected to prevent the Closing.

(e)                The Buyer shall have waived compliance with any applicable “bulk sales law” or other similar Laws in connection with the transactions contemplated hereby.

(f)                The applicable waiting period under the HSR Act shall have expired or been terminated.

(g)               Each of the Buyer and Parent, as applicable, shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 1.7(c).

(h)               Each of the conditions to the obligation of Del Monte or any Affiliate thereof that is a party thereto to consummate the Merger under the Merger Agreement shall have been satisfied and the Merger shall be effective.

(i)                 The Parties shall have agreed in writing to the Final Allocation.

(j)                 Each of the Financing Amendments shall have become effective without modification or amendment.

(k)               The Buyer and Parent shall have delivered to the Sellers such other documents or instruments as the Sellers may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VI.
TERMINATION

6.1              Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of all of the Parties hereto;

(b)               by the Buyer or Parent by written notice to the Sellers if:

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(i)                 neither the Buyer nor Parent is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by the Sellers, as applicable, within ten (10) days of receipt of written notice of such breach from the Buyer or Parent;

(ii)               the satisfaction of any of the conditions to the Buyer’s and Parent’s obligation to close the transactions contemplated hereby as set forth in Section 5.1 becomes impossible (other than through the failure of the Buyer or Parent to comply with its obligations under this Agreement), and neither the Buyer nor Parent has waived such condition in writing on or before such date; or

(iii)             the Merger Agreement is terminated in accordance with its terms;

(c)                by the Sellers’ Representative by written notice to the Buyer and Parent if:

(i)                 No Seller is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer or Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.2 and such breach, inaccuracy or failure has not been cured by the Buyer or Parent, as applicable, within ten (10) days of the Buyer's or Parent’s receipt of written notice of such breach from the Sellers’ Representative;

(ii)               the satisfaction of any of the conditions to Sellers’ obligation to close the transactions contemplated hereby as set forth in Section 5.2 becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement), and Sellers have not waived such condition in writing on or before such date; or

(iii)             the Merger Agreement is terminated in accordance with its terms;

(d)               by any of the Parties if any Order of any Government Entity of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby has been issued and becomes final and non-appealable; or

(e)                by any of the Parties if the Closing has not occurred on or before May 31, 2015 or such later date as the parties may agree upon in writing, unless the terminating party is in material breach of this Agreement; provided, however, that in the event the FTC or DOJ issues a “second request” in connection with any review of the transactions contemplated by this Agreement, such date will be extended until July 31, 2015.

6.2              Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VI, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that Section 4.9, this Article VI and Article VIII hereof shall survive such termination, and that nothing herein shall relieve any Party hereto from liability for any failure to close when required hereunder, for fraud, willful misconduct or intentional misrepresentation or for any breach of any provision hereof occurring prior such termination.

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ARTICLE VII.
Definitions

(a)                For the purposes hereof, the following terms have the meanings set forth below:

“2014 Fiscal Year End ” shall mean December 27, 2014.

“2014 Audited Financial Statements” has the meaning set forth in Section 1.7(b)(xii).

“401(k) Plan” means a 401(k) plan of any Company.

“Accounts Receivable” has the meaning set forth in Section 1.2(i).

“Acquired Assets” has the meaning set forth in Section 1.2.

“Acquired Intellectual Property” has the meaning set forth in Section 1.2(c).

“Acquired Inventory” has the meaning set forth in Section 1.2(a).

“Acquisition Proposal” has the meaning set forth in Section 4.4(a).

“Additional Agreements” has the meaning set forth in Section 4.7(e).

“Additional Earn-Out Agreement” has the meaning set forth in Section 1.5(a)(vii).

“Additional Earn-Out Amount” has the meaning set forth in Section 1.5(a)(vii).

“Additional Earn-Out Multiple” has the meaning set forth on Schedule 1.5(a)(vii).

“Adjusted EBITDA Amount” means an amount equal to the sum (without duplication) of (i) net income of the Company Sellers and Del Monte for the fiscal year ended December 27, 2014, plus (ii) (A) interest expense; (B) income tax expense; (C) depreciation and amortization expense; and plus or minus (D) such other adjustments as set forth on, and in a manner consistent with, Schedule 1.5(d)(i).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Asset Purchase Escrow Amount” has the meaning set forth in Section 1.6.

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“Assets” mean those assets of each of the Company Sellers used or held for use in the conduct of the Business, including the Acquired Assets.

“Assignment and Assumption of Lease” has the meaning set forth in Section 1.7(b)(xviii).

“Assignment and Assumption of Assumed Liabilities” has the meaning set forth in Section 1.7(b)(xiii).

“Assumed Contracts” has the meaning set forth in Section 1.2(d).

“Assumed Liabilities” has the meaning set forth in Section 1.4(a).

“Assumed Lease” means the leases for the facilities located at (i) 200 Napoleon Street, San Francisco, California, (ii) 145 South Hill Drive, Brisbane, California (iii) 401 Jackson Street, Oakland, CA and (iv) 3345 Paul Davis Drive, Marina, California.

“Audited Financial Statements” has the meaning set forth in Section 2.4(a).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 1.7(b)(ii).

“Business” means the business conducted by the Company Sellers immediately prior to the signing of this Agreement, including, but not limited to, the sale and distribution of food products and other items sold for use in the operations of a Company Customer’s business. For clarity, “Business” shall not include that component of the Excluded Assets comprising the OWP Business as it is conducted on the date hereof.

“Business Day” means each day which is not a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in the Indemnification Agreement.

“Card Association Rules” shall mean the rules, regulations, standards, policies, manuals, and procedures of the Card Associations, including, with respect to the processing of credit card information, the Payment Card Industry Data Security Standards (PCI-DSS).

“Cash Purchase Price Multiple” has the meaning set forth in Section 1.5(a)(i).

“Closing” has the meaning set forth in Section 1.7(a).

“Closing Date” has the meaning set forth in Section 1.7(a).

“Closing Date Balance Sheet(s)” has the meaning set forth in Section 1.5(c)(i).

“Closing Date Adjusted EBITDA Statement” has the meaning set forth in Section 1.5(d)(i).

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“Closing Date Net Working Capital” has the meaning set forth in Section 1.5(c)(i).

“Closing Statement” has the meaning set forth in Section 1.7(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Companies’ Business” means the Business and the Del Monte Business combined.

“Company Customers” means those Persons to which any Company Seller has sold any products at any time, whether or not such Person is a current customer of any of the Company Sellers.

“Company Employees” has the meaning set forth in Section 2.13(a).

“Company Intellectual Property” means all Intellectual Property used or held for use by any Company in connection with the conduct of the Business as currently conducted and as proposed to be conducted and any Company Product, including without limitation, all Company Software.

“Company Product” means any product, good or service owned by any Company Seller (regardless of commercial availability) or otherwise marketed, sold or offered for license or sale by such Company Seller, including without limitation any such product or service in active development by such Company Seller.

“Company Related Person” has the meaning set forth in Section 2.19.

“Company Seller” or “Company Sellers” has the meaning set forth in the preamble.

“Company Software” means any proprietary computer software, applications, tools, databases, and data warehouses owned or purported to be owned by any Company Seller or licensed to any Company Seller on an exclusive basis, including, without limitation, compiled and object code versions thereof, source code therefor, and all libraries, database structures, (including without limitation scripts, triggers, stored procedures, and the like), and technical and user documentation relating thereto.

“Confidential Information” has the meaning set forth in Section 4.9(a).

“Consent” means any approval, consent, license, permit, ratification, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Entity or third party or pursuant to any applicable Law, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, or any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contracts.

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“Contract” means any written or oral loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.

“Creditors’ Rights and Equitable Limitations” has the meaning set forth in Section 2.2.

“Del Monte” means Del Monte Capitol Meat Co., Inc., a California corporation.

“Del Monte Business” means the business conducted by Del Monte immediately prior to the signing of this Agreement, including, but not limited to, the sale and distribution of food products and other items sold for use in the operation of Del Monte’s customers’ business.

“DOJ” has the meaning set forth in Section 4.17.

“Earn-Out Agreements” has the meaning set forth in Section 1.5(a)(vii).

“Effective Time” has the meaning set forth in Section 1.7(a).

“Eligible Employees” has the meaning set forth in Section 4.6(a).

“Employee Benefit Plans” has the meaning set forth in Section 2.16(a).

“Employment Agreement” has the meaning set forth in Section 1.7(b)(xxi).

“Environmental Claim” shall mean any Proceeding, notice, letter, demand or request for information (in each case in writing) by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Laws or the Release, emission or presence of any Hazardous Material at any location.

“Environmental Laws” shall mean any and all Laws promulgated, approved or entered thereunder by any Government Entity, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to human health or safety, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Occupational Safety and Health Act and the Federal Toxic Substances Control Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, whether or not incorporated, which is, or at any relevant time was, a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, any of the Company Sellers within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning set forth in Section 1.6.

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“Escrow Agent” means US Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 1.6.

“Escrow Amount” has the meaning set forth in Section 1.6.

“Estimated 2014 Adjusted EBITDA Amount” has the meaning set forth in Section 1.5(d)(i).

“Estimated Cash Purchase Price” has the meaning set forth in Section 1.5(a).

“Estoppel Letter” has the meaning set forth in Section 1.7(b)(xx).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Asset” has the meaning set forth in Section 1.3.

“Excluded Contracts” has the meaning set forth in Section 1.3(c).

“Excluded Employees” has the meaning set forth in Section 4.6(a).

“Excluded Liability” has the meaning set forth in Section 1.4(b).

“Family-Owned Facilities” has the meaning set forth in Section 1.7(b)(xix).

“FDA Act” means the United Stated Federal Food, Drug, and Cosmetic Act of 1938, as amended.

“Final 2014 Adjusted EBITDA Amount” has the meaning set forth in Section 1.5(d)(ii).

“Final Adjusted EBITDA Difference” has the meaning set forth in Section 1.5(d)(iii).

“Final Adjusted EBITDA Statement” has the meaning set forth in Section 1.5(d)(iii).

“Final Allocation” has the meaning set forth in Section 1.8.

“Final Closing Date Balance Sheet(s)” has the meaning set forth in Section 1.5(c)(iii).

“Final Closing Date Net Working Capital” has the meaning set forth in Section 1.5(c)(iii).

“Financial Statements” has the meaning set forth in Section 2.4(a).

“Financing Amendments” means Amendment No. 4 to Parent Credit Agreement, dated January 9, 2015 and Amendment No. 4 to Parent Note Purchase Agreement, dated January 9, 2015.

“FTC” has the meaning set forth in Section 4.17.

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“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over any of the Company Sellers.

“Governmental License” means any license, permit, franchise certification, registration, identification number, certificate of need, certificate of occupancy, Food and Drug Administration registration, franchise, Consent or order of, or filing with, any state or federal Government Entity.

“Handling” shall mean the production, use, generation, emission, storage, treatment, transportation (including for disposal off-site), recycling, disposal (whether on-site or off-site), discharge, abandonment, Release or other management or disposition of any kind of any Hazardous Material.

“Hazardous Material” shall mean chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, mold, fungus, PCBs and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in Liability, under Environmental Laws.

“Hired Employees” has the meaning set forth in Section 4.6(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” has the meaning set forth in Section 2.8(f).

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

“Indemnification Agreement” has the meaning set forth in Section 1.7(b)(x).

“Information Systems” means all Company Software, computer hardware, data storage systems, computer and communications networks, architecture interfaces and firewalls (whether for data, voice, video, or other media access, transmission, or reception) and other apparatus used in the products and/or services of any Company Seller to create, manipulate, store, transmit, exchange, or receive information in any form.

“Infringe” has the meaning set forth in Section 2.15(b).

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“Insurance Policies” means the following insurance policies: (i) Policy No. DELMONT-01 issued by ARU SPC, LTD, in favor of Del Monte; (ii) Policy No. 63 626 004 issued by New York Life Insurance and Annuity Corporation, in favor of J. DeBenedetti; (iii) Policy No. 63 626 014 issued by New York Life Insurance and Annuity Corporation, in favor of Theresa DeBenedetti; and (iv) Policy No. 63 626 009 issued by New York Life Insurance and Annuity Corporation, in favor of Christopher Fontana.

“Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications (including all provisional, divisions, divisionals, continuations, continuations in part and reissues), renewals, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), business methods, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, including invention disclosures (“Patents”), (ii) registered and unregistered trademarks, service marks, logos, designs, slogans, trade dress, trade names, brand names and corporate names, assumed names, business names and all other indicia of origin and registrations and applications for registration thereof (“Trademarks”), (iii) registered and unregistered copyrights in both published works and unpublished works of authorship and applications for registration thereof (“Copyrights”), (iv) computer software (including source code, object code, binary code and algorithms), applications, programming, user interfaces, websites, databases and all documentation related thereto (“Software”), (v) trade secrets and Confidential Information (including without limitation ideas, formulas, compositions, know-how, trade secrets, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), data, data collection and all rights therein throughout the world, blueprints, and all other non-public information, Confidential Information and tangible and intangible proprietary information (“Trade Secrets”), (vi) domain name registrations, web addresses, and uniform resource locators (“Domain Names”) and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Financial Statements” has the meaning set forth in Section 2.4(a).

“Inventory” means each Company Seller’s goods, products and other items located at or in transit to or from any Company Seller’s facilities for sale to Company Customers, all of which is includable in the Acquired Inventory.

“J. DeBenedetti” has the meaning set forth in the preamble.

“Knowledge” or “Known” or “Knows” means, with respect to any Person, actual knowledge after reasonable inquiry and investigation and in the case of any of the Company Sellers, includes the Knowledge of J. DeBenedetti, V. DeBenedetti, T. Lincoln, Kevin Lee, Bill Burch, Vince Licata, Dave Schamun and Patti Sanders and in the case of the Buyer or Parent includes the Knowledge of Christopher Pappas, John Austin and Alexandros Aldous.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

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“Leased Real Property” has the meaning set forth in Section 2.8(b).

“Lease Agreements” has the meaning set forth in Section 1.7(b)(xix).

“Leases” has the meaning set forth in Section 2.8(b).

“Liability” shall mean any and all charges, debts, obligations, bonds, indemnification and similar obligations, covenants, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, Known or unknown, whenever arising, and including those arising under any Law, threatened or contemplated Proceeding or ruling of any Government Entity or any award of any arbitrator (public or private) of any kind, including attorneys’ fees, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement.

“Lien” or “Liens” means any lien, pledge (including any negative pledge), purchase option, easement, restrictive covenant, security interest, deed of trust, right of first refusal, servitude, proxy, transfer restriction under any shareholder agreement or similar agreement, mortgage, conditional sales agreement, encumbrance or other right of third parties, voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Lincoln” has the meaning set forth in the preamble.

“Loss” or “Losses” shall mean all claims, demands, suits, Proceedings, judgments, losses, lost profits or multiple of lost profits, Liabilities, damages (including consequential damages), Taxes, costs, diminution of value and expenses of every kind and nature (including reasonable attorneys’ fees and costs of investigation).

“Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that has had, or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on (i) the Acquired Assets and Assumed Liabilities, Business, financial condition, prospects or results of operations of any Company Seller or (ii) the ability of any Seller, as applicable, to perform in a timely manner any of its obligations under this Agreement or any Transaction Document to which it is a party or any transaction contemplated hereby or thereby; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (A) factors or conditions affecting the industries in which any Company Seller participates, or the United States economy as a whole, (B) an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, (C) the announcement, disclosure, or pendency of this Agreement or the performance of this Agreement or the transactions contemplated hereby by the parties, including loss of employees, customers, suppliers, partners or distributors, (D) changes in any Law or the interpretation thereof, (E) changes in GAAP or the interpretation thereof, (F) any failure to meet any forecast or budget by any Company Seller (provided, however, that the

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facts and circumstances underlying any such failure may be considered in determining whether a Material Adverse Effect has occurred), or (G) acts of God, natural disasters, weather conditions or other calamities.

“Material Contract” means those Contracts to which a Company Seller is a party or by which it or its assets or properties are otherwise bound, and that are categorized by any of the following: (a) each Contract that involves the performance of services or delivery of goods or materials by or to a Company Seller resulting or reasonably expected to result in receipts or payment in excess of $25,000, (b) each employment Contract, termination Contract, retention, change in control, severance, compensation and bonus Contract with any Company Employee, (c) each joint venture, partnership, franchise, joint research and development and joint marketing agreement or any other similar Contract (including a sharing of profits, Losses, costs or Liabilities by a Company Seller with any other Person), (d) all Contracts to loan money or extend credit to any other Person outside of the ordinary course of business, consistent with past practices, (e) each Contract containing covenants that in any way purport to restrict or prohibit the business activity of a Company Seller to engage in any line of business or to compete with any Person, (f) each Contract providing for indemnification by a Company Seller with respect to the Business or the Acquired Assets, (g) each Contract that creates or establishes a material Lien on any of the Acquired Assets or otherwise is a Contract for borrowed money, and (h) each Contract with any Government Entity.

“Merger” means the merger of Del Monte with and into Merger Sub pursuant to the Merger Agreement.

“Merger Agreement” means that certain Merger Agreement, dated as of the date hereof, by and among Parent, Merger Sub, Del Monte, the holders of the equity interests of Del Monte set forth therein, and the Sellers’ Representative.

“Merger Sub” means Del Monte Merger Sub, LLC, a Delaware limited liability company.

“Net Working Capital” shall mean (i) all current assets (excluding cash and equivalents) of the Company Sellers included within the Acquired Assets, minus (ii) all current liabilities of the Company Sellers included within the Assumed Liabilities (excluding Indebtedness and other amounts to be paid or discharged at Closing or that are the responsibility of the Sellers under the terms of this Agreement), it being understood that the sum of the Net Working Capital under this Agreement plus the Net Working Capital of Del Monte (as calculated under the Merger Agreement) shall be equal to (i) all current assets (excluding cash and equivalents) of Del Monte and the Company Sellers (in the case of Company Sellers included within the Acquired Assets), minus (ii) all current liabilities of Del Monte and the Company Sellers (in the case of the Company Sellers included within the Assumed Liabilities) (excluding Indebtedness and other amounts to be paid or discharged at Closing or that are the responsibility of the Sellers under the terms of this Agreement).

“Note Escrow Amount” has the meaning set forth in Section 1.6.

“Notice of Disagreement” has the meaning set forth in Section 1.5(e).

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“Notice of Disagreement – EBITDA” has the meaning set forth in Section 1.5(g).

“Offer Letter” or “Offer Letters” has the meaning set forth in Section 1.7(b)(iii).

“OWP Business” means the business conducted by Old World Provisions, Inc. and its Affiliates, including but not limited to the purchase, inventory, sale and distribution of food products and other items held, sold and/or distributed in connection with its business, as such business is conducted on the date hereof as described on Schedule 4.7(f).

“OWP Interests” means any and all legal, equitable, beneficial and contractual right, title and interest of TJ Investments, LLC, a California corporation, JAD-OWP Investment, LLC, a California limited liability company, and TKL Investments, LLC, a California limited liability company (Affiliates of the Shareholders) in and to the assets of or equity interests in Old World Provisions, Inc., a New York corporation, Industrial Park Cold Storage, LLC, a New York limited liability company, and Westerlo Street Cold Storage, LLC, a New York limited liability company, whether such rights, title and interests exist or arise or are exercised prior to, upon, or following the Closing.

“Party” or “Parties” has the meaning set forth in the preamble.

“Parent” means The Chefs’ Warehouse, Inc.

“Parent Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 17, 2013, among Dairyland USA Corporation, The Chefs’ Warehouse Mid-Atlantic, LLC, Bel Canto Foods, LLC, The Chefs’ Warehouse West Coast, LLC, and The Chefs’ Warehouse of Florida, LLC, as borrowers, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

“Parent Note Purchase Agreement” means that certain Note Purchase and Guarantee Agreement, dated April 17, 2013, by and among Dairyland USA Corporation, The Chefs’ Warehouse Mid-Atlantic, LLC, Bel Canto Foods, LLC, The Chefs’ Warehouse West Coast, LLC, and The Chefs’ Warehouse of Florida, LLC, as issuers, The Chefs’ Warehouse, Inc., Chefs’ Warehouse Parent, LLC, Michael’s Finer Meats, LLC, Michael’s Finer Meats Holdings, LLC and other parties thereto, as guarantors, and each of the several purchasers

“Permitted Liens” means (i) Liens for Taxes not yet due and payable; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Personal Property” has the meaning set forth in Section 1.2(b).

“Post-Closing Working Capital Adjustment Amount” has the meaning set forth in Section 1.5(c).

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“Pre-Closing Liabilities” means those debts and Liabilities arising in connection with the ownership or operation of the Acquired Assets or the Business prior to the Effective Time, except to the extent such debts and Liabilities are accounted for in the Final Closing Date Net Working Capital.

“Pre-Closing Tax Period” means any taxable period of the Business that ends on or prior to the Effective Time.

“Preliminary Allocation” has the meaning set forth in Section 1.8.

“Primary Earn-Out Agreement” has the meaning set forth in Section 1.5(a).

“Primary Earn-Out Amount” has the meaning set forth in Section 1.5(a).

“Privacy Policies” has the meaning set forth in Section 2.15(d).

“Proceedings” has the meaning set forth in Section 2.11.

“Purchase Price” has the meaning set forth in Section 1.5(b).

“Purchase Price Multiple” has the meaning set forth on Schedule 1.5(f).

“Purchased Accounts Receivable” has the meaning set forth in Section 1.2(i).

“Real Estate” means any and all real property owned by any Company Seller, Del Monte, Shareholder, or its/their Affiliates or family members, including but not limited to the real property commonly known as 21696 Stateline Rd., Wilder, Idaho 83676.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including abandoning or discarding).

“Restrictive Covenants” has the meaning set forth in Section 4.7(c).

“Seafood” has the meaning set forth in the preamble.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Data” shall mean (i) any piece of information that allows the identification of a natural person or any other personally identifiable data or sensitive data as defined under applicable Laws, and (ii) any data or information collected by or on behalf of any Company Seller with respect to any customer of any Company Seller and/or user of any Company Seller’s websites.

“Selling Party Indemnitees” has the meaning set forth in the Indemnification Agreement.

“Service” has the meaning set forth in the preamble.

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“Shareholder” or “Shareholders” has the meaning set forth in the preamble.

“Subordinated Convertible Seller Note” means that certain Subordinated Convertible Note, dated as of the Closing Date, issued by the Buyer in favor of each of the Company Sellers.

“Subordinated Convertible Seller Note Amount” means the amount set forth on Schedule 1.5(a).

“Subordination Agreement” means that certain Subordination Agreement, dated as of the Closing Date, by and among the Company Sellers and J.P. Morgan Chase Bank, N.A., as collateral agent for itself and the other holders of senior obligations under the Parent Credit Agreement and Parent Note Purchase Agreement.

“Targeted Adjusted EBITDA Amount” means that amount set forth on Schedule 1.5(a)(i).

“Targeted Net Working Capital” means the average of the Net Working Capital as of the last day of each of the twelve most recently completed fiscal monthly periods ended on the 2014 Fiscal Year End, calculated in accordance with GAAP and, to the extent not inconsistent with GAAP, in a manner consistent with the Financial Statements. The Targeted Net Working Capital determinations under Section 1.5(c)(ii) and Section 1.5(c)(iii) shall be calculated in a manner substantially consistent with and substantially in the form of the sample Targeted Net Working Capital calculation prepared by the Company Sellers as set forth on Schedule 1.5(a).

“Tax” or “Taxes” means (i) federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Trade Accounts Payable” means accounts payable of each Company Seller with respect to the Business for services rendered or for the procurement of supplies and inventory.

“Transaction Documents” has the meaning set forth in Section 2.1(b).

“Transfer Taxes” has the meaning set forth in Section 4.10.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

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“V. DeBenedetti” has the meaning set forth in the preamble.

“Working Capital Adjustment” has the meaning set forth in Section 1.5(c).

(b)               The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)                The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean United States dollars. The term “foreign” shall mean non-United States.

ARTICLE VIII.
MISCELLANEOUS

8.1              Fees and Expenses. Except as specifically set forth in this Agreement, each Party to this Agreement shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other agreements referred to herein, and the consummation of the transactions contemplated hereby and thereby.

8.2              Press Release and Announcements. None of the Parties hereto nor any of their respective Affiliates shall issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or pursuant to the Exchange Act; provided, that the Party required to make such press release or public announcement shall, to the extent possible, confer with the other Party concerning the timing and content of such press release or public announcement before the same is made.

8.3              Remedies. Following the Closing and except as specifically provided for elsewhere in this Agreement or the Indemnification Agreement, the indemnity obligations under the Indemnification Agreement shall be the sole and exclusive remedy for any breach of any representation or warranty. Subject to the terms, provisions, conditions and limitations in the Indemnification Agreement, all such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. Subject to the terms, provisions, conditions and limitations in the Indemnification Agreement, one or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full. In any action arising out of or relating to this Agreement, including any interpretation or enforcement thereof, the prevailing party shall be entitled to recover its reasonable attorney fees, costs and disbursements incurred in such action or an appeal from the non-prevailing party.

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8.4              Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by the Buyer, Parent and the Sellers’ Representative. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

8.5              Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Sellers or the Sellers’ Representative without the prior written consent of the Buyer and Parent, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Buyer and Parent without the prior written consent of the Sellers’ Representative.

8.6              Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.7              Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

8.8              Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement.

8.9              Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Except as expressly set forth in this Agreement (or as set forth in any certificate delivered pursuant to this Agreement), no Party hereto has made any representations or warranties of any kind to any other Party hereto with respect to the transactions contemplated hereby and none shall be implied.

8.10          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

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8.11          Schedules and Exhibits. All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

8.12          Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

8.13          Venue. THE BUYER, PARENT, THE SELLERS AND THE SELLERS’ REPRESENTATIVE IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN NEW YORK COUNTY OVER ANY PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT AND THE BUYER, PARENT, THE SELLERS AND THE SELLERS’ REPRESENTATIVE HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING MAY BE HELD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BUYER, PARENT, THE SELLERS AND THE SELLERS’ REPRESENTATIVE AGREE THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BUYER, PARENT, THE SELLERS AND THE SELLERS’ REPRESENTATIVE HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY HAVE TO THE LAYING OF VENUE IN NEW YORK COUNTY AND ANY OBJECTION TO ANY PROCEEDING IN NEW YORK COUNTY AS THE BASIS OF AN INCONVENIENT FORUM OR THAT THE VENUE OF THE PROCEEDING IS IMPROPER. THE BUYER, PARENT, THE SELLERS AND THE SELLERS’ REPRESENTATIVE HEREBY FURTHER WAIVE SERVICE OF PROCESS AND CONSENT TO PROCESS BEING SERVED IN ANY SUCH PROCEEDINGS BY MAILING OF COPIES THEREOF BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR DISPATCHED THROUGH A REPUTABLE OVERNIGHT COURIER SERVICE, ADDRESSED TO THE BUYER, PARENT, THE SELLERS OR THE SELLERS’ REPRESENTATIVE AT THEIR RESPECTIVE ADDRESSES APPEARING IN THIS AGREEMENT, AND AGREE THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.

8.14          Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, five (5) Business Days after being sent by U.S. First Class mail (postage prepaid), or one (1) Business Day after dispatch to a reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Buyer, Parent and the Sellers at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other mans (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

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Buyer and Parent:

Del Monte Capitol Meat Company, LLC

c/o The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, CT 06877

Attn: Alexandros Aldous, General Counsel

with copies to (which shall not constitute notice to the Buyer or Parent):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attn: D. Scott Holley, Esq.

Sellers’ Representative:

John DeBenedetti

c/o TPBS, LLP

1545 River Park Dr.

Suite 375

Sacramento, CA 95815

Sellers:

c/o TPBS, LLP

1545 River Park Dr.

Suite 375

Sacramento, CA 95815

With an optional copy to:

Wagner Kirkman Blaine Klomparens & Youmans, LLP

10640 Mather Blvd., Suite 200

Mather, CA 95655

Attn: Belan K. Wagner, Esq.

8.15          No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

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8.16          Sellers’ Representative.

(a)                John DeBenedetti, as the Sellers’ Representative, shall be constituted and appointed as agent for and on behalf of each Company Seller and Shareholder to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of the Company Sellers and Shareholders, amendments, consents and waivers under this Agreement pursuant to the terms set forth herein, to make and receive payments on behalf of the Company Sellers and Shareholders pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. If at any time the Sellers’ Representative resigns, dies or becomes incapable of acting, the Company Sellers and Shareholders shall choose another person to act as the Sellers’ Representative under this Agreement. The Selling Party Indemnitees may not make a claim for indemnity against either Buyer or Parent pursuant to this Agreement except through the Sellers’ Representative. Once the Sellers’ Representative has initiated such a claim for indemnity, the Sellers’ Representative may enforce, prosecute and settle such claim without further directions from the Selling Party Indemnitees, and all acts and decisions of the Sellers’ Representative in connection with such matter shall be binding on all the Selling Party Indemnitees. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for services provided hereunder. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each Company Seller and Shareholder.

(b)               The Sellers’ Representative will be entitled to engage such counsel, experts and other agents as the Sellers’ Representative deems necessary or proper in connection with performing the Sellers’ Representative’s obligations hereunder, and will be promptly reimbursed by the Company Sellers and Shareholders for all reasonable expenses, disbursements and advances incurred by the Sellers’ Representative in such capacity upon demand. Each Company Seller and Shareholder shall indemnify and hold harmless the Sellers’ Representative pro rata based upon such Company Seller’s and Shareholder’s pro rata share of the equity interests in the Company Sellers as of the Closing Date, from any and all Losses that are incurred by the Sellers’ Representative as a result of actions taken, or actions not taken, by the Sellers’ Representative herein, except to the extent that such Losses arise from the gross negligence or willful misconduct of the Sellers’ Representative. The Sellers’ Representative shall not be liable to the Company Sellers and Shareholders for any act done or omitted hereunder as the Sellers’ Representative, excluding acts which constitute gross negligence or willful misconduct.

(c)                A decision, act, consent or instruction of the Sellers’ Representative in respect of any action under this Agreement shall constitute a decision of all of the Company Sellers and Shareholders and shall be final, binding and conclusive upon each such Company Seller and Shareholder and the Buyer and Parent may rely upon any decision, act, consent or instruction of the Sellers’ Representative hereunder as being the decision, act, consent or instruction of each and every such Company Seller and Shareholder. Each of the Buyer and Parent is hereby relieved from any Liability to any Person (including any Company Seller and Shareholder) for any acts done by the Buyer or Parent in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

Del Monte Capitol Meat Company, LLC

By:_/s/ Alexandros Aldous________

Name: Alexandros Aldous

Title: General Counsel and Corporate Secretary

PARENT:

THE CHEFS’ WAREHOUSE, INC.

By:_/s/ Alexandros Aldous________

Name: Alexandros Aldous

Title: General Counsel and Corporate Secretary

SELLERS:

T.J. FOODSERVICE CO., INC.

By:_/s/ John DeBenedetti________

Name: John DeBenedetti

Title: President

TJ SEAFOOD, LLC

By:_/s/ John DeBenedetti________

Name: John DeBenedetti

Title: President

SHAREHOLDERS:

By:_/s/ Victoria DeBenedetti_______

Name: Victoria DeBenedetti

By:_/s/ John DeBenedetti_______

Name: John DeBenedetti

By:_/s/ Theresa Lincoln_______

Name: Theresa Lincoln

THE SELLERS’ REPRESENTATIVE:

By:_/s/ John DeBenedetti_______

Name: John DeBenedetti